UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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HomeAway, Inc.

(Name of Registrant as Specified in Its Charter)

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HOMEAWAY, INC.

1011 W. Fifth Street, Suite 300

Austin, Texas 78703

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of HomeAway, Inc.:

The annual meeting of stockholders for HomeAway, Inc. (“HomeAway,” “we,” “us,” or the “Company”) will be held at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 900 South Capital of Texas Highway, Las Cimas IV, Fifth Floor, Austin, Texas 78746 on Thursday, June 4, 2015 at 9:00 a.m. local time. The purposes of the meeting are:

1.	To elect three Class I directors (Proposal One);

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal Two);

3.	To vote on a non-binding basis to approve the compensation of our named executive officers (Proposal Three);

4.	To approve our 2011 Equity Incentive Plan (as amended) (Proposal Four); and

5.	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Our board of directors (the “Board”) has fixed the close of business on April 10, 2015 as the record date for determining holders of our common stock entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof. A complete list of such stockholders will be available for examination at our offices in Austin, Texas during normal business hours for a period of ten days prior to the annual meeting. This Notice of 2015 Annual Meeting of Stockholders and accompanying Proxy Statement are being distributed or made available to stockholders beginning on or about April 24, 2015.

Our annual meeting will be available by conference call. To call in to the meeting, please dial (855) 437-4406 and enter the Conference ID: 11244471. An archived audio recording of the meeting will be available for seven days thereafter. To listen to the recording, please dial (855) 859-2056 and enter the Conference ID: 11244471.

YOUR VOTE IS IMPORTANT!

Please vote by using the Internet or by telephone or, if you received a paper copy of the proxy card by mail, by signing and returning the enclosed proxy card. Instructions for your voting options are described on the Notice of Internet Availability of Proxy Materials or proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 4, 2015: The Notice of 2015 Annual Stockholders’ Meeting and Proxy Statement, and 2014 Annual Report and Form 10-K are available at https://www.proxydocs.com/AWAY.

By order of the Board of Directors,

Brian H. Sharples
Chief Executive Officer and Chairman

Austin, Texas

Date: April 24, 2015

INTERNET AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials to our stockholders primarily via the Internet. On April 24, 2015, we mailed our stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our Proxy Statement and our Annual Report. The Notice of Internet Availability also provides instructions on how to vote via the Internet or by telephone.

Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the Annual Meeting, and conserve natural resources. However, if you would prefer to receive paper copies of proxy materials, please follow the instructions included in the Notice of Internet Availability. Once you have elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on June 4, 2015:

The Notice of 2015 Annual Stockholders’ Meeting and Proxy Statement, and

2014 Annual Report and Form 10-K are available at https://www.proxydocs.com/AWAY.

ATTENDING THE ANNUAL MEETING

Attending in Person

•	Doors open at 8:45 a.m. Central Daylight Time

•	Meeting starts at 9:00 a.m. Central Daylight Time

•	Proof of HomeAway, Inc. stock ownership and photo identification will be required to attend the Annual Meeting

•	You do not need to attend the Annual Meeting to vote if you submitted your proxy in advance of the Annual Meeting

•	The use of cameras is not allowed

•	There will be limited food service at the meeting

Attending via Conference call

•	Call (855) 437-4406, Conference ID: 11244471; we encourage you to call in prior to the meeting

•	Conference call starts at 9:00 a.m. Central Daylight Time

•	Conference call replay available until June 11, 2015 by calling (855) 859-2056, Conference ID: 11244471

QUESTIONS

For questions regarding:	Contact
Annual Meeting or Voting	HomeAway Investor Relations, (512) 505-1700

Stock ownership for registered holders	American Stock Transfer & Trust Company, LLC https://secure.amstock.com/Shareholder/sh_login.asp (800) 937-5449 (within the U.S. and Canada) or (718) 921-8124 (worldwide)

Stock ownership for beneficial owners	Please contact your broker, bank, or other nominee

HOMEAWAY, INC.

1011 W. Fifth Street, Suite 300

Austin, TX 78703

PROXY STATEMENT

Our Board solicits your proxy for the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponement or adjournment of the meeting for the matters set forth in the “Notice of 2015 Annual Meeting of Stockholders.” The Annual Meeting will be held at 9:00 a.m. Central Daylight Time on Thursday, June 4, 2015 at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 900 South Capital of Texas Highway, Las Cimas IV, Fifth Floor, Austin, Texas 78746. We made this Proxy Statement available to stockholders beginning on April 24, 2015.

Record Date	April 10, 2015

Quorum	Majority of shares outstanding on the record date must be present in person or by proxy

Shares Outstanding	94,891,477 shares of common stock outstanding as of April 10, 2015

Inspector of Election	A representative from American Stock Transfer & Trust Company, LLC (“AST”) will serve as the inspector of election.

Voting by Proxy	Internet, phone or mail

Voting at the Meeting	We encourage stockholders to vote in advance of the Annual Meeting, even if they plan to attend the meeting. Stockholders can vote in person during the meeting. Stockholders of record (those whose shares are registered directly in their name with HomeAway’s transfer agent, AST) who attend the Annual Meeting in person may obtain a ballot from the inspector of election. Beneficial holders (those whose shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization) who attend the Annual Meeting in person must obtain a proxy from their broker, bank or other nominee prior to the date of the Annual Meeting and present it to the inspector of election with their ballot. Voting in person during the meeting will replace any previous votes.

Voting Instructions; What Happens if no Voting Instructions are Provided

All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions. If you are a stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board or you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, other than being counted for the purpose of determining a quorum, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting or any postponement or adjournment of the Annual Meeting.

Routine and Non-Routine Matters	Proposal Two, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015, is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal Two. Proposals One, the election of directors, Three, the advisory vote on named executive officer compensation, and Four, the approval of the 2011 Equity Incentive Plan (as amended) are considered non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with Proposals One, Three and Four.

Votes Required; Effect of Broker Non-Votes and Abstentions	Each holder of shares of our common stock outstanding on the record date is entitled to one vote for each share of common stock held as of the record date.

With respect to Proposal One, each director is elected by a plurality of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Therefore, the three nominees receiving the highest number of affirmative votes of the shares of common stock present in person or represented by proxy at the meeting and entitled to be voted for them will be elected as directors to serve until the third annual meeting of stockholders following their election. For Proposal One, stockholders may not cumulate votes in the election of directors. Abstentions and broker non-votes will have no effect on the outcome of the vote.

The ratification of our independent registered public accountants in Proposal Two requires the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions are treated as shares present and entitled to vote for purposes of such proposal and, therefore, will have the same effect as a vote “AGAINST” the proposal. Proposal Two is a routine matter and no broker non-votes are expected to exist in connection with Proposal Two.

Proposal Three, the advisory vote to approve named executive officer compensation, requires the approval of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. For purposes of Proposal Three, abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of the vote. Because Proposal Three is an advisory vote, the result will not be binding on the Company or our Board. The Board and our compensation committee will consider the outcome of the vote when establishing or modifying the compensation of our named executive officers.

Proposal Four, approval of our 2011 Equity Incentive Plan (as amended), requires the approval of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. For purposes of Proposal Four, abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of the vote.

Changing Your Vote	Stockholders of record may revoke their proxy at any time before the polls close by submitting a later-dated vote in person at the Annual Meeting, via the Internet, by telephone, by mail, or by delivering instructions to our Corporate Secretary before the Annual Meeting. If you hold shares through a broker, bank or other nominee, you may revoke any prior voting instructions by contacting that firm.

Voting Results	We will announce preliminary results at the Annual Meeting. We will report final results at www.homeaway.com and in a filing with the U.S. Securities and Exchange Commission (the “SEC”) on Form 8-K, which we are required to file with the SEC within four business days following the Annual Meeting.

This Proxy Statement contains four proposals requiring stockholder action. Proposal One requests the election of the three Class I directors to the Board. Proposal Two requests the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. Proposal Three requests an advisory vote to approve executive compensation. Proposal Four requests the approval of the 2011 Equity Incentive Plan (as amended).

PROPOSAL ONE: ELECTION OF DIRECTORS

Our Board is currently comprised of nine directors and is divided into three classes with staggered three-year terms. The Board currently has three directors in each of the three classes. The term of our Class I directors, Simon Breakwell, Carl G. Shepherd and Simon Lehmann, will expire at this Annual Meeting. The term of our Class II directors, Charles (“Lanny”) C. Baker, Tina Sharkey and Brian H. Sharples, will expire at our 2016 annual meeting of stockholders. The term of our Class III directors, Jeffrey D. Brody, Christopher (“Woody”) P. Marshall and Kevin Krone, will expire at our 2017 annual meeting of stockholders.

This year’s nominees for election to the Board are the Class I directors, Simon Breakwell, Carl G. Shepherd and Simon Lehmann. Each of our director nominees is currently serving on the Board. Mr. Breakwell and

Mr. Lehmann are independent directors, as defined in the applicable rules for companies traded on The NASDAQ Global Select Market (“NASDAQ”). The biographies of the nominees are set forth below in the section entitled “—Directors.”

If elected, each nominee will serve for a term of three years expiring at the 2018 annual meeting of stockholders or until his successor, if any, is duly elected and qualified or until such director’s earlier death, resignation or removal. If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board to fill the vacancy. In the alternative, the proxies may vote just for the remaining nominees, leaving a vacancy that may be filled at a later date by the Board. Alternatively, the Board may reduce the size of the Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Vote Required

The three nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them, up to the three directors to be elected by those shares, will be elected as directors to serve until the third annual meeting following election or until their successors, if any, are duly elected and qualified, or until their earlier death, resignation or removal.

Recommendation of the Board of Directors

The Board recommends that stockholders vote “FOR” the election of Mr. Breakwell, Mr. Shepherd and Mr. Lehmann.

Directors

Listed below are HomeAway’s nine directors. The nominating and governance committee of the Board and the Board believe the skills, qualities, attributes and experience of its directors provide HomeAway with business acumen and a diverse range of perspectives to engage each other and management to effectively address the evolving needs of HomeAway and represent the best interests of our stockholders.

Name	Position with HomeAway	Age as of the Annual Meeting	Director Since
Simon Breakwell	Director	50	2012
Carl G. Shepherd	Co-Founder, Chief Strategy & Development Officer & Director(1)	62	2005
Simon Lehmann	Director	44	2014
Lanny Baker	Director	48	2011
Tina Sharkey	Director	50	2012
Brian H. Sharples	Co-Founder, Chief Executive Officer & Chairman	54	2004
Jeffrey D. Brody	Director	55	2005
Woody Marshall	Director	47	2008
Kevin Krone	Director	47	2013

(1)	Mr. Shepherd resigned as our Chief Strategy & Development Officer effective as of a date to be determined later.

Class I Directors

Simon Breakwell has served as a director since August 2012. Since January 2014, Mr. Breakwell has served as a Venture Partner with Technology Crossover Ventures, or TCV, a growth equity firm focused on information technology companies. From 2000 to April 2006, Mr. Breakwell served as the President, Founder, and a director of Expedia International, Inc., a subsidiary of Expedia, Inc. Prior to becoming President of Expedia International, Mr. Breakwell spent seven years in senior business roles in Expedia, Inc., the Travel Group (acquired by Expedia, Inc.) and British Airways. Mr. Breakwell holds a B.A. from Portsmouth Polytechnic and an M.B.A. from Lancaster University. We believe Mr. Breakwell’s qualifications to serve on the Board include his extensive experience in high-level management positions at Internet-based businesses in the online travel industry.

Carl G. Shepherd is one of our Co-Founders and has served as our Chief Strategy and Development Officer since February 2005. On April 21, 2015, Mr. Shepherd announced his resignation as our Chief Strategy and Development Officer effective as of a date to be determined later. Mr. Shepherd is expected to continue to serve as a director. Prior to joining us, Mr. Shepherd worked as a consultant from March 2003 to February 2005. Mr. Shepherd served as Executive Vice President and Chief Operating Officer of Hoover’s, Inc., a provider of online business information, from June 1997 to March 2003. From August 1995 to June 1997, Mr. Shepherd served as Vice President of Business Development of Human Code Inc., a software development company. From December 1992 to March 1995, Mr. Shepherd served as Chief Financial Officer of Hanley Wood, LLC, a trade magazine publisher. Mr. Shepherd has held positions with both consumer and trade magazine publishers, including Texas Monthly, Building and Remodeling and the Dallas Morning News. Previously, Mr. Shepherd was a senior manager with Andersen Consulting in New York. Mr. Shepherd holds a B.A. in business administration from Texas Christian University and an M.B.A. from the University of Texas at Austin. We believe Mr. Shepherd’s qualifications to serve on the Board include his experience as our Chief Strategy and Development Officer, his previous service in executive positions at various public and private technology and publishing companies, and his experience in the vacation rental industry.

Simon Lehmann has served as a director since March 2014. Since December 2013, Mr. Lehmann has served as the Chief Executive Officer of Biketec AG. From October 2005 to February 2014, Mr. Lehmann served as the Chief Executive Officer of Interhome AG. Prior to Interhome, from January 2001 to September 2005, Mr. Lehmann held top management positions, most recently Executive Vice President of Sales and Commercial, with Swissport International. Since November 2012, Mr. Lehmann has served on the Board of Directors of Inntopia.com. We believe Mr. Lehmann’s qualifications to serve on the Board include his extensive management and Board experience in the online travel industry.

Class II Directors

Lanny Baker has served as a director since April 2011. Mr. Baker has served as the Chief Executive Officer and President of ZipRealty, Inc., a provider of technology systems to real estate agents and brokerages, since October 2010 which was acquired by Realogy Holdings Corp. in August 2014. From December 2008 to October 2010, Mr. Baker served as the Executive Vice President and Chief Financial Officer of ZipRealty, Inc. From March 2005 to June 2007, Mr. Baker served as Senior Vice President and Chief Financial Officer of Monster Worldwide, Inc., an online recruitment services company. From June 1993 to March 2005, Mr. Baker served in positions of increasing responsibility in the Equity Research department at Smith Barney, a division of Citigroup, Inc., serving as Managing Director from January 2000 to March 2005. Mr. Baker serves on the board of directors of XO Group Inc., a life stages media company targeting couples planning their weddings and lives together. Mr. Baker holds a B.A. in history from Yale College. We believe Mr. Baker’s qualifications to serve on the Board include his extensive experience in corporate finance, business strategy and real estate.

Tina Sharkey has served as a director since December 2012. Since November 2013, Ms. Sharkey has served as the Chief Executive Officer of Sherpa Foundry, a venture capital fund which also helps corporations take advantage of their digital assets. From 2007 to 2012, Ms. Sharkey served as Chairman and Global President of BabyCenter LLC, a wholly-owned subsidiary of Johnson and Johnson. Prior to that, Ms. Sharkey held various positions, including Senior Vice President and General Manager of American Online Inc. from 2003 to 2006. From 2004 to 2006, Ms. Sharkey served as Senior Vice President and General Manager for a portfolio of AOL products including AOL.com and AOL Instant Messenger. Ms. Sharkey serves as a director for ad:tech (from 2009) and served as a director for Baby Buggy, Inc. (from 2002 to 2009) and the Interactive Advertising Bureau (from 2007 to 2012). Ms. Sharkey holds a B.A. from the University of Pennsylvania. We believe Ms. Sharkey’s qualifications to serve on the Board include her extensive experience with Internet-based businesses and online advertising and marketing.

Brian H. Sharples is one of our Co-Founders, has served as our Chief Executive Officer since our inception in April 2004 and has served as Chairman of the Board since March 2011. He additionally served as our President from April 2004 until May 2014 and will be serving as our President upon Mr. Bellm’s resignation. Prior to joining us, Mr. Sharples was an angel investor from 2001 to 2004 and also served as Chief Executive Officer of Elysium Partners, Inc., a company in the vacation club ownership market, from 2002 to 2003. Mr. Sharples served as President and Chief Executive Officer of IntelliQuest Information Group, Inc., a supplier of marketing data and research to Fortune 500 technology companies, from 1996 to 2001, as President from 1991 to 1996, and as Senior Vice President from 1989 to 1991. Prior to IntelliQuest, Mr. Sharples was Chief Executive Officer of Practical Productions, Inc., an event-based automotive distribution business, from 1988 to 1989 and a consultant with Bain & Company from 1986 to 1988. Mr. Sharples also serves on the board of directors of RetailMeNot, Inc. Mr. Sharples holds a B.S. in math and economics from Colby College and an M.B.A. from the Stanford University Graduate School of Business. We believe Mr. Sharples’s qualifications to serve on the Board include his experience as our Chief Executive Officer, his previous service in executive positions at various public and private technology companies, and his experience in the vacation rental industry.

Class III Directors

Jeffrey D. Brody has served as a director since January 2005. Mr. Brody is a founding partner of Redpoint Ventures. He also serves as a managing member of Brentwood Venture Capital. Mr. Brody serves on the boards of several private companies, including Kodiak Networks, The Receivables Exchange, Viajanet, Beepi, Xango, PSafe, and Bitgo. Mr. Brody was an early investor and director of Danger (acquired by Microsoft), Fraud Sciences (acquired by eBay), LifeSize Communications (acquired by Logitech), Concur Technologies, Loopnet (LOOP), One Box (acquired by OpenWave), ViaVideo (acquired by Polycom), WebTV (acquired by Microsoft), and Zing Systems (acquired by Dell). Mr. Brody holds a B.S. in mechanical engineering from the University of California at Berkeley, and an M.B.A. from the Stanford University Graduate School of Business. We believe Mr. Brody’s qualifications to serve on the Board include his extensive experience as an investor and board member in private technology and Internet-based companies and his knowledge gained from service on such boards.

Woody Marshall has served as a director since October 2008. Mr. Marshall is a General Partner at TCV. Prior to joining TCV in 2008, Mr. Marshall spent 12 years as a Managing Director at Trident Capital, a venture capital and private equity firm focused on the software, business services and Internet markets. Mr. Marshall holds a B.A. in economics from Hamilton College and an M.B.A. from the J. L. Kellogg Graduate School of Management at Northwestern University. We believe Mr. Marshall’s qualifications to serve on the Board include his extensive experience in corporate finance, business strategy and corporate development and his knowledge gained from service on the boards of various public and private companies.

Kevin Krone has served as a director since April 2013. Since December 1992, Mr. Krone has held various roles at Southwest Airlines, and since February 2013, has served as Southwest’s Vice President and Chief Marketing Officer. Mr. Krone is responsible for Southwest’s marketing strategies covering all sales and promotions; special event marketing, multicultural activities, partnership relationships, all field sales offices, advertising, Southwest’s award-winning frequent flyer program called Rapid Rewards, online marketing, and distribution of Southwest’s products and product development. Previously, Mr. Krone had responsibility for local marketing, business development, as well as leadership over the developmental efforts on Southwest’s website, southwest.com. Mr. Krone received a B.A. in finance and an M.B.A. from the University of Illinois. We believe Mr. Krone’s qualifications to serve on the Board include his extensive experience in online marketing in the travel industry, including his experience as Vice President and Chief Marketing Officer at Southwest Airlines.

CORPORATE GOVERNANCE

Structure and Leadership of the Board of Directors

In accordance with our amended and restated certificate of incorporation and our amended and restated bylaws, our Board is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The authorized number of directors may be changed by resolution of the Board. Vacancies on the Board can be filled by resolution of the Board.

The division of our Board into three classes with staggered three-year terms may delay or prevent a change in our management or a change in control. Mr. Breakwell, Mr. Shepherd and Mr. Lehmann are the Class I directors who have been nominated for election at the Annual Meeting. Mr. Baker, Ms. Sharkey and Mr. Sharples are the Class II directors, and their terms will expire in 2016. Mr. Brody, Mr. Marshall and Mr. Krone are the Class III directors, and their terms will expire in 2017.

The Chairman of our Board is currently our Chief Executive Officer, Brian H. Sharples. The Board believes that Mr. Sharples is best situated to serve as Chairman because he is the director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Board does not have a policy on whether or not the roles of the Chairperson of the Board and Chief Executive Officer should be separate. The Board believes it should be free to determine what is best for the Company at a given point in time. The Board may designate one of its independent directors as the Lead Independent Director, subject to such director accepting such appointment. If so designated, the Lead Independent Director will be responsible for coordinating activities of the other independent directors and performing various other duties as directed by the Board.

Committees of the Board of Directors

Our Board has a standing audit committee, compensation committee and nominating and governance committee. The members of the committees are identified in the table below:

Committee
Director	Audit	Compensation	Nominating And Governance
Lanny Baker	Chair	—	—
Simon Breakwell	Member	—	—
Jeffrey D. Brody	—	Member	—
Kevin Krone	—	—	Chair
Woody Marshall	—	Chair	Member
Tina Sharkey	—	Member	—
Simon Lehmann	Member	—	—

Audit Committee

Our audit committee is responsible for, among other things:

•	selecting and hiring our independent auditors;

•	approving the audit and non-audit services to be performed by our independent auditors;

•	evaluating the qualifications, performance and independence of our independent auditors;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results;

•	preparing the audit committee report required in our annual proxy statement; and

•	reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter.

Our audit committee is currently composed of Lanny Baker, Simon Breakwell and Simon Lehmann. Mr. Baker has served as the chairperson of our audit committee since 2011. In April 2015, our Board determined that Messrs. Baker, Breakwell and Lehmann are independent under the applicable requirements of the NASDAQ and SEC rules and regulations. In April 2015, our Board determined that all of the members of our audit committee meet the requirements for financial literacy and sophistication, and that Mr. Baker qualifies as an “audit committee financial expert,” under the applicable requirements of the NASDAQ and SEC rules and regulations. Our audit committee met nine times during 2014.

Compensation Committee

Our compensation committee is responsible for, among other things:

•	reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and our other executive officers;

•

reviewing and approving the following for our Chief Executive Officer and our other executive officers: annual base salaries, annual incentive bonuses, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements, change of control arrangements and any other benefits, compensation or arrangements;

•	reviewing and recommending compensation goals and bonus and stock compensation criteria for our employees;

•	reviewing and recommending compensation programs for our non-employee directors in consultation with our Chief Executive Officer and our Chief Financial Officer;

•	preparing the compensation discussion and analysis and compensation committee report required in our annual report on Form 10-K and annual proxy statement;

•	administering, reviewing and making recommendations with respect to our equity compensation plans; and

•	reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter.

Our compensation committee is currently composed of Jeffrey D. Brody, Woody Marshall and Tina Sharkey, each of whom is a non-employee member of the Board. Mr. Marshall has served as the chairperson of our compensation committee since April 2014. Mr. Brody served as the chairperson of our compensation committee from 2011 to April 2014. In April 2015, our Board determined that each member of our compensation committee is independent under the applicable requirements of the NASDAQ and SEC rules and regulations, is a non-employee director, as defined by Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code. Our compensation committee met ten times during 2014.

Nominating and Governance Committee

Our nominating and governance committee is responsible for, among other things:

•	assisting the Board in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to the Board;

•	overseeing the evaluation of the Board and management;

•	recommending members for each Board committee to the Board;

•	reviewing and monitoring our code of conduct and actual and potential conflicts of interest of members of our Board and officers; and

•	reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter.

Our nominating and governance committee is currently composed of Woody Marshall and Kevin Krone. Mr. Krone has served as the chairperson of our nominating and governance committee since April 2014. Mr. Marshall served as the chairperson of our nominating and governance committee from 2011 to April 2014. In April 2015, our Board determined that each member of our nominating and governance committee is independent under the applicable requirements of the NASDAQ and SEC rules and regulations. Our nominating and governance committee met four times during 2014.

Our audit committee, compensation committee and nominating and governance committee operate under written charters adopted by the Board. These charters are available on the investor relations portion of our website at http://investors.homeaway.com in the “Corporate Governance” section and will be available without charge, upon request in writing to HomeAway, Inc., 1011 W. Fifth Street, Suite 300, Austin, Texas 78703, Attn: General Counsel.

Risk Oversight

Our business is subject to various types of risk, including business risks relating to our strategy, competitive position, operations and financial structure, technological risks, legal and compliance risks and others. Our Board oversees our risk management processes implemented by management and regularly reviews reports from members of senior management on areas of material risk. The committees of the Board are charged with overseeing certain types of risks. Our audit committee is responsible for overseeing the management of financial and operational risks. Our compensation committee is responsible for overseeing the management of risks relating to executive compensation. Our nominating and governance committee is responsible for overseeing the management of risks relating to corporate governance. Our full Board also often reviews all or some of those risk areas and regularly receives reports from each committee on the management of these risks and is charged with the management of all other risks.

Director Independence

Our Corporate Governance Guidelines, which may be found at the investor relations portion of our website at http://investors.homeaway.com in the “Corporate Governance” section, state that our Board shall have a majority of directors who meet the criteria for independence established by applicable law. In April 2015, our Board, following consultation with our nominating and governance committee, undertook a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise judgment in carrying out his or her responsibilities. As a result of this review, our Board determined that Lanny Baker, Simon Breakwell, Jeffrey D. Brody, Kevin Krone, Simon Lehmann, Woody Marshall and Tina Sharkey are “independent directors” as defined under the applicable requirements of the NASDAQ and SEC rules and regulations. In conducting this review, the Board considered the fact that Ms. Sharkey provides guidance and advice on the Company’s marketing strategy pursuant to a consulting services agreement in a non-director capacity.

There are no family relationships among our executive officers and directors.

Communications with the Board of Directors

Any matter intended for the Board, or for any individual member or members of the Board, should be directed to our General Counsel at 1011 W. Fifth Street, Suite 300, Austin, Texas 78703, with a request to forward the communication to the intended recipient or recipients. In general, any stockholder communication delivered to our General Counsel for forwarding to the Board or specified Board member or members will be forwarded in accordance with the stockholder’s instructions. However, our General Counsel reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials.

Director Nomination Procedures

The nominating and governance committee has the responsibility for reviewing and recommending to the Board candidates for director positions. The nominating and governance committee will consider nominations made by stockholders. There are no differences in the manner in which the nomination and governance committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or whether the recommendation comes from another source. To have a candidate considered by the nominating and governance committee, a stockholder must submit such stockholder’s recommendation in writing in accordance with the procedures described in the section of this Proxy Statement entitled “Other Matters—2016 Stockholder Proposals or Nominations” and must include the information specified in our Bylaws, including information concerning the nominee and information about the stockholder’s ownership of and agreements related to our stock.

The nominating and governance committee, in evaluating Board candidates, considers issues such as character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our business and other commitments and the like, all in the context of an assessment of the needs of the Board at the time. The committee’s objective is to maintain a Board of individuals of the highest personal character, integrity and ethical standards, and that reflects a range of professional backgrounds and skills relevant to our business. The nominating and governance committee does not have a formal policy with respect to diversity; however, the committee considers diversity in identifying nominees for director, including personal characteristics such as race and gender, as well as diversity in the experience and skills that contribute to the Board’s performance of its responsibilities in the oversight of a global technology business.

The nominating and governance committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate knowledge of our industry, accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of our business and affairs, independence under NASDAQ rules, lack of conflicts of interest, and a record and reputation for integrity and ethical conduct in both his or her professional and personal activities. In addition, the nominating and governance committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, interpersonal skills and compatibility with the Board, and ability to complement the competency and skills of the other Board members.

The nominating and governance committee annually reviews with the Board the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole. This assessment includes a consideration of independence, diversity, age, skills, and experience and industry backgrounds in the context of the needs of the Board and the Company, as well as the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Directors are expected to exemplify the highest standards of personal and professional integrity, and to constructively challenge management through their active participation and questioning. In particular, the nominating and governance committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of our business.

Board Meetings and Attendance

The Board held twelve meetings in 2014. During 2014, each member of the Board attended 75% or more of the aggregate of (i) the total number of Board meetings held during the period of such member’s service and (ii) the total number of meetings held by all Board committees on which such member served during the period of such member’s service.

Director Attendance at Annual Meetings of Stockholders

Directors are encouraged, but not required, to attend our annual stockholder meetings. Mr. Sharples attended our 2014 annual meeting of stockholders.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is, or has been, an officer or employee of HomeAway. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

Director Compensation

For the first two quarters of the fiscal year ended December 31, 2014, our non-employee directors were entitled to receive (i) an annual cash fee of $25,000 for their services as directors and (ii) an additional annual cash fee for their service on committees of the Board in accordance with the following table:

Committee	Chairperson Fee	Member Fee
Audit Committee	$20,000	$12,000
Compensation Committee	$10,000	$5,000
Nominating and Governance Committee	$7,500	$3,000

Effective beginning with the last two full quarters of 2014, our non-employee directors were entitled to receive: (i) an annual cash fee of $35,000 and (ii) an additional annual cash fee for their service on committees of the Board in accordance with the following table:

Committee	Chairperson Fee	Member Fee
Audit Committee	$20,000	$12,000
Compensation Committee	$15,000	$5,000
Nominating and Governance Committee	$10,000	$4,000

In addition, any new non-employee directors elected or appointed to our Board will receive an initial option grant to purchase that number of shares of our common stock equal to $262,500 divided by the then current Black-Scholes value of our common stock. These options will vest monthly over three years, provided that the non-employee director continues to serve as a director through each such vesting date.

In addition, since 2013, any new non-employee directors elected or appointed to our Board will receive an initial restricted stock unit (“RSU”) award for that number of shares of our common stock equal to $112,500 divided by the average fair market value (equal to the closing price of our common stock on the NASDAQ) over the 20 trading days prior to the grant date. These RSU awards will vest annually over three years, provided that the non-employee director continues to serve as a director through each such vesting date. Starting in 2015, we increased the dollar amount for determining the number of shares subject to these RSU awards from $112,500 to $175,000. Following the effectiveness of Mr. Shepherd’s resignation as an employee of the Company on a date to be determined later, he will receive compensation as a non-employee director. However, he will not be considered a “new non-employee director” and will therefore not receive an initial option grant or initial RSU award.

Each non-employee director received their initial option grant and initial RSU award during the month and year set forth below.

Director	Received Initial Option Grant	Received Initial RSU Grant
Lanny Baker	April 2011	N/A
Simon Breakwell	August 2012	N/A
Jeffrey D. Brody	March 2012	N/A
Kevin Krone	April 2013	April 2013
Simon Lehmann	March 2014	March 2014
Woody Marshall	March 2012	N/A
Tina Sharkey	December 2012	N/A

In addition, in 2014, our non-employee directors received (a) an annual option grant to purchase that number of shares of our common stock equal to $87,500 divided by the then current Black-Scholes value of our common stock and (b) an annual RSU award for that number of shares of our common stock equal to $87,500 divided by the average fair market value (equal to the closing price of our common stock on the NASDAQ) over the 20 trading days prior to the grant date. The options vest monthly over one year, provided that the non-employee director continues to serve as a director through each such vesting date, and the RSU award vests with respect to 100% of the shares at the end of one year, provided that the non-employee director continues to serve as a director through such vesting date. We do not pay meeting fees to our non-employee directors. We reimburse our non-employee directors for their travel and related expenses in connection with attending Board meetings and Board-related activities, such as HomeAway site visits, as well as continuing education programs.

Director Compensation – 2014

The following table presents information regarding the compensation paid during 2014 to our non-employee directors who served on the Board during the year. Neither Mr. Sharples nor Mr. Shepherd, our two employee directors, receives any compensation for their services as members of the Board. Following the effectiveness of Mr. Shepherd’s resignation as an employee of the Company on a date to be determined later, he will receive compensation as a non-employee director.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)	Option Awards ($) (2)	All Other Compensation ($)		Total ($)
Lanny Baker (3)	50,000		80,583	75,994	—		206,577
Simon Breakwell (3)	42,000		80,583	75,994	—		198,577
Jeffrey D. Brody (3)	42,500	(4)	80,583	75,994	—		199,077
Kevin Krone (3)	33,500		80,583	75,994	—		190,077
Simon Lehmann (5)	35,833		196,006	337,833	—		569,672
Woody Marshall (3)	43,750		80,583	75,994	—		200,327
Tina Sharkey (3)	35,000		80,583	75,994	20,000	(6)	211,577
Former Directors
Robert Solomon (7)	6,666				—		6,666

(1)	The amounts reported in this column represent the aggregate grant date fair value of RSU awards granted to our non-employee directors during 2014 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718. The grant date fair value was $33.83 per RSU.
(2)	The amounts reported in this column represent the aggregate grant date fair value of option awards granted to our non-employee directors during 2014 computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate these amounts, please see the discussion of option awards in the section entitled “Stockholders’ Equity and Stock-Based Compensation” in Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K.

The following table sets forth the total number of outstanding shares of our common stock subject to stock awards (RSUs) and stock option awards held by each non-employee director as of December 31, 2014:

Name of Director	Stock Awards	Option Awards
Lanny Baker	2,382	61,986
Simon Breakwell	2,382	45,757
Jeffrey D. Brody	2,382	53,898
Kevin Krone	4,742	32,299
Simon Lehmann	4,906	20,576
Woody Marshall	2,382	12,098
Tina Sharkey	2,382	52,378

(3)	The director was granted an automatic stock option grant following the 2014 Annual Meeting for 6,150 shares, which vests in 12 equal monthly installments following August 1, 2014, and an RSU award for 2,382 shares which vest 100% on August 1, 2015.
(4)	This amount includes $6,250 of compensation overpaid to Mr. Brody in fiscal year 2014 that will be collected in fiscal year 2015.
(5)	Mr. Lehmann was appointed to the Board in March 2014. In connection with his appointment, Mr. Lehmann received an initial stock option grant of 14,426 shares, which vests in 36 equal monthly installments following March 10, 2014 and an initial RSU award of 2,524 shares, which vests in three equal annual installments following March 10, 2014. Mr. Lehmann was also granted an automatic stock option grant following the 2014 Annual Meeting for 6,150 shares, which vests in 12 equal monthly installments following August 1, 2014 and an RSU award for 2,382 shares which vest 100% on August 1, 2015. The fees paid to Mr. Lehmann in 2014 reflect pro-rated annual retainers for his service as a non-employee director and a member of the nominating and governance committee during 2014.
(6)	Ms. Sharkey provides marketing consulting services to the Company in a non-director capacity. The Board has examined these payments in connection with their determination of Ms. Sharkey’s independence under applicable independence standards and determined that they did not compromise her independence.
(7)	Mr. Solomon resigned on March 7, 2014.

EXECUTIVE OFFICERS

The following sets forth certain information regarding our executive officers. Information pertaining to Messrs. Sharples and Shepherd, each of whom is both an officer and a director of HomeAway, may be found in the section of this Proxy Statement entitled “Proposal One: Election of Directors—Directors.”

Name	Position with HomeAway	Age as of the Annual Meeting
Brian H. Sharples	Co-Founder, Chief Executive Officer & Chairman	54
Lynn Atchison	Chief Financial Officer & Secretary	55
Brent Bellm	President and Chief Operating Officer	43
Ross A. Buhrdorf	Chief Technology Officer	51
Mariano Dima	Chief Marketing Officer	46
Thomas E. Hale	Chief Product Officer	46
Carl G. Shepherd	Co-Founder, Chief Strategy & Development Officer & Director	62

Lynn Atchison has served as our Chief Financial Officer since August 2006. Prior to joining us, Ms. Atchison was Chief Financial Officer of Infoglide Software Corporation, an enterprise software provider, from February 2004 to August 2006. From October 2003 to January 2004, Ms. Atchison worked as a business consultant for Range Online Media, an Internet marketing firm. From May 1996 to April 2003, Ms. Atchison served as Chief Financial Officer and Vice President of Finance and Administration of Hoover’s, Inc., a provider of online business information. From November 1994 to April 1996, Ms. Atchison served as Chief Financial Officer of Travelogix, Inc., a provider of travel ticketing systems software. From May 1990 to November 1994, Ms. Atchison worked as a consultant providing controller functions for software, technology and non-profit organizations, including Trilogy Development, a provider of sales automation software, and Austin American Technology. Prior to that, Ms. Atchison worked for eight years as an accountant with Ernst & Young LLP. Ms. Atchison serves on the board of directors of Speed Commerce, Inc. Ms. Atchison holds a B.B.A. in accounting from Stephen F. Austin State University.

Brent Bellm has served as our Chief Operating Officer since June 2010 and as our President since May 2014. On April 21, 2015, Mr. Bellm announced that he would be resigning as our President and Chief Operating Officer. From October 2009 to June 2010, Mr. Bellm served as Vice President of Global Product and Experience of PayPal, Inc., an online payment services provider and subsidiary of eBay Inc., and as Chief Executive Officer of PayPal (Europe) Ltd. from October 2005 to September 2009. Before joining PayPal, Mr. Bellm served as Director of Corporate Strategy of eBay from April 2001 to December 2002. Previously, Mr. Bellm held positions at McKinsey & Company, focusing on the retail, e-commerce and payment industries, and at Goldman, Sachs & Co. Mr. Bellm holds a B.A. in economics and international relations from Stanford University and an M.B.A. from Harvard Business School.

Ross A. Buhrdorf has served as our Chief Technology Officer since July 2005. Prior to joining us, Mr. Buhrdorf served as Vice President of Engineering of BetweenMarkets, Inc., a platform for ensuring business-to-business information quality, from June 2004 to June 2005. From 2000 to 2004, Mr. Buhrdorf served as Vice President of Engineering of Salion, Inc., an enterprise CRM solution for supply-side manufacturing, and from 1997 to 2000 he served as Vice President of Engineering of Excite.com, a search engine company. Since 1993, Mr. Buhrdorf also has owned and consulted with a variety of software companies. Mr. Buhrdorf serves on the Board of Trustees for the Santa Fe Institute, a theoretical research institute, and the board of directors for NUVE, a startup focused on the Internet of everything. Mr. Buhrdorf holds a B.A. in computer science from the University of Texas at Austin.

Mariano Dima has served as our Chief Marketing Officer since July 2014. Prior to joining us, Mr. Dima worked for Visa Europe from 2007 to July 2014, most recently as its Chief Marketing Officer. Previously, Mr. Dima had held a variety of marketing positions at Levi Strauss & Co., Vodafone Group plc, and PepsiCo, Inc. Mr. Dima holds a degree from the University of Buenos Aires.

Thomas E. Hale has served as our Chief Product Officer since June 2010 and Chief Operating Officer since April 22, 2015. Prior to joining us, Mr. Hale served as Chief Product Officer of Linden Research, Inc., an online game and virtual community provider, from October 2008 to May 2010. From December 2007 to October 2008, Mr. Hale served as an Entrepreneur in Residence at Redpoint Ventures, a venture capital firm. From September 1995 to October 2007, Mr. Hale held various positions, including Senior Vice President of the Knowledge Worker Business Unit at Adobe Systems Incorporated and Macromedia, Inc. Mr. Hale has served on the board of directors of IntraLinks, Inc., a provider of Software-as-a-Service solutions, since April 2008. He has also served on the board of ReachLocal, Inc. since December 2014. Mr. Hale holds a B.A. in history and literature from Harvard University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 10, 2015 for each person known by us to beneficially own more than 5% of our outstanding shares of common stock, each of our named executive officers, each of the members of our Board and all of the members of our Board and executive officers as a group.

We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Except as indicated in the footnotes to this table, and pursuant to state community property laws, we believe, based on the information furnished to us, that the persons named in the table have sole voting and investment power with respect to all shares reflected as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, both (i) shares of common stock that could be issued upon the exercise of outstanding options held by that person that are currently exercisable or exercisable within 60 days of April 10, 2015 and (ii) RSU awards that will vest within 60 days of April 10, 2015, are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of any other person.

Percentage of ownership is based on 94,891,477 shares of our common stock outstanding on April 10, 2015.

Unless otherwise indicated, the address for each of the stockholders in the table below is c/o HomeAway, Inc., 1011 W. Fifth Street, Suite 300, Austin, Texas 78703. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding
5% Stockholders:
Entities affiliated with Wells Fargo & Company (1)	8,791,785	9.3%
Entities affiliated with FMR LLC (2)	6,650,813	7.0%
Entities affiliated with T Rowe Price Associates, Inc (3)	6,264,198	6.6%
Entities affiliated with The Vanguard Group (4)	5,174,400	5.5%

Named Executive Officers, Directors and Nominees:
Brian H. Sharples (5)	1,224,808	1.3%
Lynn Atchison (6)	394,994	*
Brent Bellm (7)	262,489	*
Mariano Dima	—	*
Thomas E. Hale (8)	421,510	*
Lanny Baker (9)	62,388	*
Simon Breakwell (10)	36,116	*
Jeffrey D. Brody (11)	194,253	*
Kevin Krone (12)	28,174	*
Woody Marshall (13)	26,214	*
Tina Sharkey (14)	37,439	*
Simon Lehmann (15)	14,382	*
Carl G. Shepherd (16)	180,315	*
All directors and executive officers as a group (14 people) (17)	2,935,943	3.0%

(1)	Based on a Schedule 13G/A dated February 17, 2015, as filed with the SEC on behalf of Wells Fargo and Company and the following subsidiaries of Wells Fargo and Company: Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC. Wells Fargo and Company reported that it, along with its subsidiaries, had sole voting and dispositive power over 59,233 shares, shared voting power over 8,420,224 shares and shared dispositive power over 8,732,552 shares as of December 31, 2014. The address of Wells Fargo and Company is 420 Montgomery Street, San Francisco, CA 94104.

(2)	Based on a Schedule 13G/A dated February 13, 2015, as filed with the SEC FMR, LLC reported that it had sole voting power over 1,150,824 shares, sole dispositive power over 6,650,813 shares, shared voting and dispositive power over 0 shares as of December 31, 2014. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.
(3)	Based on a Schedule 13G/A dated February 13, 2015, as filed with the SEC T Rowe Price Associates Inc and the following subsidiary of T Rowe Price Associates Inc: T Rowe Price New Horizons Fund, Inc reported that it had sole voting power over 1,130,726 shares, sole dispositive power over 6,264,198 shares, shared voting and dispositive power over 0 shares as of December 31, 2014. The address of T Rowe Price Associates Inc. is 100 E Pratt Street, Baltimore, MD 21202.
(4)	Based on a Schedule 13G dated February 10, 2015, as filed with the SEC The Vanguard Group reported that it had sole voting power over 59,320 shares, sole dispositive power over 5,122,480 shares, shared voting power over 0 shares and shared dispositive power over 51,920 shares as of December 31, 2014. The address of The Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.
(5)	Includes 11,403 shares held by Brian H. Sharples as Trustee of The Hawken Drake Sharples 2009 Trust, or the Hawken Sharples Trust, 11,402 shares held by Brian H. Sharples as Trustee of The Chloe Marie Sharples 1998 Trust, or the Chloe Sharples Trust, 11,402 shares held by Brian H. Sharples as Trustee of The Emma Jette Sharples 2002 Trust, or the Emma Sharples Trust, 1,137,301 shares issuable upon exercise of options held by Mr. Sharples that are exercisable within 60 days of April 10, 2015 and 39,510 RSUs vesting on June 1, 2015. Mr. Sharples is the trustee of the Hawken Sharples Trust, the Chloe Sharples Trust and the Emma Sharples Trust. Mr. Sharples has voting and dispositive power over the shares held by the Hawken Sharples Trust, the Chloe Sharples Trust and the Emma Sharples Trust.
(6)	Includes 314,572 shares issuable upon the exercise of options held by Ms. Atchison that are exercisable within 60 days of April 10, 2015 and 11,747 RSUs vesting on June 1, 2015.
(7)	Includes 234,475 shares issuable upon the exercise of options held by Mr. Bellm that are exercisable within 60 days of April 10, 2015, and 22,562 RSUs vesting on June 1, 2015. Mr. Bellm resigned as our President and Chief Operating Officer.
(8)	Includes 370,463 shares issuable upon the exercise of options held by Mr. Hale that are exercisable within 60 days of April 10, 2015, and 13,772 RSUs vesting on June 1, 2015.
(9)	Includes 60,961 shares issuable upon the exercise of options held by Mr. Baker that are exercisable within 60 days of April 10, 2015.
(10)	Includes 34,689 shares issuable upon the exercise of options held by Mr. Breakwell that are exercisable within 60 days of April 10, 2015.
(11)	Includes 120,739 shares held by the Brody Family Trust U/D/T dated July 1, 1994, or the Family Trust, 18,591 shares held by the Brody Children’s Partnership, or the Children’s Partnership, 623 shares held by Koga Partners, L.P., or Koga, and 52,873 shares issuable upon the exercise of options held by Mr. Brody that are exercisable within 60 days of April 10, 2015. Mr. Brody is a trustee and beneficiary of the Family Trust, a general partner of the Children’s Partnership and a general partner of Koga has voting and dispositive power over the shares held by the Family Trust, the Children’s Partnership and Koga.
(12)	Includes 25,567 shares issuable upon the exercise of options held by Mr. Krone that are exercisable within 60 days of April 10, 2015.
(13)	Includes 15,141 shares held by the Marshall Carroll 2000 Trust and 11,073 shares issuable upon the exercise of options held by Mr. Marshall that are exercisable within 60 days of April 10, 2015. Mr. Marshall is a trustee of the Marshall Carroll 2000 Trust and may be deemed to beneficially own certain securities held by the Marshall Carroll 2000 Trust. Mr. Marshall disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(14)	Includes 36,012 shares issuable upon the exercise of options held by Ms. Sharkey that are exercisable within 60 days of April 10, 2015.
(15)	Includes 13,540 shares issuable upon the exercise of options held by Mr. Lehmann that are exercisable within 60 days of April 10, 2015.
(16)	Includes 162,838 shares issuable upon the exercise of options held by Mr. Shepherd that are exercisable within 60 days of April 10, 2015 and 11,689 RSUs vesting on June 1, 2015.

(17)	Includes 140,137 shares held of record by our directors and executive officers, 2,506,360 shares issuable upon the exercise of options held by our directors and executive officers that are exercisable within 60 days of April 11, 2015 and 100,145 RSUs vesting on June 1, 2015 and 189,301 shares held by entities over which our directors and executive officers may be deemed to have voting and dispositive power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to us or written representations that no Forms 5 were required, we believe that all Section 16(a) filing requirements were timely met during 2014.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have been a party to the following transactions since January 1, 2014, in which the amount involved exceeded or will exceed $120,000, and in which any director, executive officer or holder of more than 5.0% of any class of our voting stock, or any member of the immediate family of or entities affiliated with any of them, each a related party, had or will have a material interest.

Investors’ Rights Agreement

In March 2011, we entered into an amended and restated investors’ rights agreement with certain of our stockholders, including individuals and entities affiliated with Brian H. Sharples and Carl G. Shepherd. The amended and restated investors’ rights agreement, among other things grants such stockholders certain registration rights with respect to shares of our common stock.

Transactions with Five Percent Holders

In filings with the SEC, FMR LLC, a provider of financial services and parent company of Fidelity Investments, reported beneficial ownership of more than 5% of the Company’s outstanding common stock as of December 31, 2014. The Company has engaged Fidelity Investments to manage the Company’s 401(k) plan, however the Company does not pay Fidelity for these services. As of December 31, 2014, the Company’s 401(k) plan had $24,134,219 under management.

In filings with the SEC, Wells Fargo & Company, a bank and provider of financial services, reported beneficial ownership of more than 5% of the Company’s outstanding common stock as of December 31, 2014. The Company engages Wells Fargo Bank, N.A., an affiliate of Wells Fargo & Company, for certain banking services including bank accounts and foreign exchange trading and Wells Fargo Advisors, LLC, an affiliate of Wells Fargo & Company, for investment management services. During the fiscal year ended December 31, 2014, the Company estimates Wells Fargo Bank, N.A. earned approximately $7,200 in fees related to banking account services provided to the Company, and approximately $45,258 for foreign exchange trading services provided to the Company, either directly or indirectly through bid ask spreads on such foreign exchange trades. In addition, Wells Fargo Advisors, LLC earned approximately $30,000 in investment management fees from the Company.

Policies and Procedures for Related Party Transactions

As provided by our audit committee charter, our audit committee must review and approve in advance any related party transaction. All of our directors, officers and employees are required to report to our audit committee any such related party transaction prior to its completion.

Code of Business Ethics and Conduct

Our Board adopted a code of business ethics and conduct for all employees, including our executive officers, and directors. The code of business ethics and conduct is available without charge upon request in writing to HomeAway, Inc., 1011 W. Fifth Street, Suite 300, Austin, Texas 78703, Attn: General Counsel or on

the investor relations portion of our website at investors.homeaway.com. We will disclose on our website at www.homeaway.com, to the extent and in the manner permitted by Item 5.05 of Form 8-K, the nature of any amendment to this code of business ethics and conduct (other than technical, administrative, or other non-substantive amendments), our approval of any material departure from a provision of this code of business ethics and conduct, and our failure to take action within a reasonable period of time regarding any material departure from a provision of this code of business ethics and conduct that has been made known to any of our executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains how our executive compensation program is designed and operates with respect to our named executive officers listed in the 2014 Summary Compensation Table below. Our named executive officers in 2014 were:

•	Brian H. Sharples, our Chief Executive Officer, or our CEO, Chairman and Co-Founder;

•	Lynn Atchison, our Chief Financial Officer, or our CFO;

•	Brent Bellm, our President and Chief Operating Officer;

•	Mariano Dima, our Chief Marketing Officer; and

•	Thomas E. Hale, our Chief Product Officer.

Following the end of fiscal 2014, on April 21, 2015, Mr. Bellm announced that he was resigning as our President and Chief Operating Officer, and Brian H. Sharples was appointed as our President, effective upon Mr. Bellm’s resignation.

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each compensation component that we provide. In addition, we explain how and why the compensation committee of our Board arrived at specific compensation policies and decisions involving our named executive officers for the fiscal year ended December 31, 2014.

This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.

Executive Compensation Philosophy and Objectives

We operate the world’s largest online marketplace for the vacation rental industry. As of December 31, 2014, we operated our online marketplace through 40 websites in 22 languages and provided over one million listings for vacation rentals located in more than 190 countries. To effectively operate in this dynamic and rapidly changing market and to continue to grow our business, we need a highly talented and seasoned team of executives and business professionals.

We compete with many other companies in seeking to attract and retain a skilled management team. To meet this challenge, we have adopted a compensation philosophy designed to offer our named executive officers compensation and benefits that are market competitive and that meet our goals of attracting, retaining and motivating highly skilled individuals to help us achieve our financial and strategic objectives.

Our executive compensation program is designed to achieve the following principal objectives:

•	attract and retain talented and experienced individuals;

•	offer total compensation opportunities that take into consideration the practices of other comparably positioned Internet and technology companies;

•	directly and substantially link total compensation to measurable corporate and individual performance;

•	create and sustain a sense of urgency surrounding strategy execution and the achievement of key business objectives; and

•

strengthen the alignment of the interests of our named executive officers and stockholders through equity-based long-term incentives and reward our named executive officers for creating long-term stockholder value.

Compensation Program Design

In designing our executive compensation program for 2014, we were cognizant of our need to motivate our named executive officers to meet our short-term goals and long-term strategic objectives. Thus, we continued to emphasize the use of equity, in the form of options to purchase shares of our common stock and restricted stock unit (“RSU”) awards covering shares of our common stock, to incent our named executive officers to focus on the growth of our overall enterprise value and, correspondingly, to create sustainable long-term value for our stockholders. We believe that stock options and RSU awards offer our named executive officers a valuable long-term incentive that aligns their interests with the interests of our stockholders.

We also offer cash compensation to our named executive officers in the form of base salaries and annual cash bonus opportunities at levels that we believe help us provide competitive compensation packages. To emphasize our annual goals, we set the target total cash compensation opportunities of our named executive officers at or above the 50th percentile of our compensation peer group while maintaining base salaries at the median of our compensation peer group. Generally, we have structured our annual cash bonus opportunities to focus on the achievement of specific short-term financial and strategic goals that will further our longer-term growth objectives.

In 2014, our compensation committee considered competitive compensation data from companies within our industry (which are discussed in more detail below in the section entitled “—Compensation-Setting Process—Use of Competitive Data”) to assist it in establishing cash compensation levels for our named executive officers. The data was compiled by Compensia, Inc., a national compensation consulting firm (“Compensia”), which was engaged by our compensation committee. Our compensation peer group consists of companies with business models and financial and size characteristics similar to ours, with an emphasis on technology companies. Using this information as a guideline, our compensation committee placed an emphasis on remaining competitive in our market and differentiating total cash compensation through the use of an annual incentive bonus plan. Equity awards were granted by our compensation committee on a discretionary basis for the purpose of retaining our named executive officers and aligning their interests with our long-term strategic and operational objectives, as well as the interests of our stockholders.

Results of Most Recent Say-on-Pay Vote

At our 2012 Annual Meeting of Stockholders, we conducted a stockholder advisory vote on the 2011 compensation of our named executive officers (commonly known as a “Say-on-Pay” vote). Our stockholders approved the 2011 compensation of our named executive officers with approximately 94% of the votes cast in favor of the proposal.

We believe that the outcome of the Say-on-Pay vote reflects our stockholders’ support of our compensation approach, specifically our efforts to attract, retain, and motivate our named executive officers. No significant design changes were made to our executive compensation program during 2014. We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our named executive officers.

Based on the results of a separate stockholder advisory vote on the frequency of future stockholder advisory votes regarding the compensation of our named executive officers (commonly known as a “Say-When-on-Pay” vote) conducted at our 2012 Annual Meeting of Stockholders in which the stockholders voted in favor of voting on Say-on-Pay every three years, our Board determined that we will hold our Say-on-Pay votes on a triennial basis. Therefore, the next stockholder advisory vote on the compensation of our named executive officers will occur at the Annual Meeting.

Compensation-Setting Process

Role of the Compensation Committee

Our compensation committee is responsible for overseeing our executive compensation philosophy and our executive compensation program, as well as determining and approving the compensation for our named executive officers. Our compensation committee regularly reports to our full Board on its deliberations, but is ultimately responsible for compensation decisions, as described in the compensation committee charter. See the summary description of the compensation committee charter in the section of this Proxy Statement entitled “Corporate Governance—Committees of the Board of Directors.”

Our compensation committee reviews, on at least an annual basis, our executive compensation program, including any incentive compensation plans, to determine whether they are appropriate, properly coordinated, and achieve their intended purposes, and recommends to our Board any modifications or new plans or programs. It also reviews the compensation of our named executive officers and makes decisions about the various components that comprise their compensation packages.

Role of Management

In carrying out its responsibilities, our compensation committee works with members of our management team, including our CEO and Chief People Officer. Typically, our management team assists our compensation committee by providing information about our corporate financial and individual performance, competitive market data and management’s perspective and recommendations on compensation matters.

Typically, our CEO makes recommendations to our compensation committee regarding the compensation of our senior management, including our named executive officers (except with respect to his own compensation), and attends compensation committee meetings (except with respect to discussions involving his own compensation).

While our compensation committee solicits and reviews our CEO’s recommendations and proposals with respect to compensation-related matters, it only uses these recommendations and proposals as one factor in making compensation decisions.

Role of Compensation Consultant

Our compensation committee is authorized to retain the services of compensation consultants and other advisors from time to time, as it sees fit, in connection with carrying out its responsibilities, including the adoption of cash and equity compensation plans and arrangements and related policies.

Since November 2010, our compensation committee has engaged Compensia to assist it each year in reviewing and making appropriate changes to our executive compensation guiding principles, to update our compensation peer group, to evaluate the competitiveness of our named executive officers’ compensation and to assist it in the course of its deliberations concerning executive compensation decisions. Compensia serves at the discretion of our compensation committee.

Our compensation committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the NASDAQ listing standards, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for our compensation committee.

Use of Competitive Data

To assess the competitiveness of our executive compensation program and compensation levels, our compensation committee directed Compensia to examine the executive compensation practices of a peer group of software and Internet companies. Compensation data for the peer group companies were gathered from public filings and from Compensia’s proprietary compensation databases. Peer group data are used to assess compensation levels and to assist our compensation committee in setting compensation levels for 2014.

The companies comprising the compensation peer group were selected on the basis of their similarity to us in size (as determined by revenue and market capitalization, when available), industry sector and product or service similarity. In some cases, the compensation peer group included companies that may compete with us for talent or may otherwise influence the market compensation for our employees.

During 2014, the compensation peer group was comprised of the following companies:

Angie’s List, Inc.	Qlik Technologies Inc.
Aspen Technology, Inc.	RealPage, Inc.
Bankrate, Inc.	RetailMeNot, Inc.
Concur Technologies, Inc.	ServiceNow, Inc.
Fortinet, Inc.	Shutterfly, Inc.
Guidewire Software, Inc.	Solarwinds, Inc.
NetSuite Inc.	Splunk Inc.
NIC Inc.	Synchronoss Technologies, Inc.
OpenTable, Inc.	Yelp Inc.
Pandora Media, Inc.	Zillow, Inc.

Our compensation committee reviews the compensation peer group at least annually and makes adjustments to its composition as necessary.

In addition, as part of the assessment of current market practices for executive compensation that is reviewed by our compensation committee, Compensia examined and included relevant data from broader technology market survey data, including the most recent Radford Executive Compensation Survey. Our compensation committee reviewed the data compiled by Compensia and used it to assess whether the compensation components we provide to each named executive officer were market competitive. This analysis helped our compensation committee to determine the changes in compensation discussed below.

Executive Compensation Program Components

The following describes each component of our executive compensation program, the rationale for each component and how compensation amounts and awards are determined.

Base Salary

Base salary represents the fixed portion of our named executive officers’ compensation, which we view as an important element to attract, retain and motivate highly talented executives. Base salaries represent a modest portion of the total compensation opportunity for our named executive officers.

In 2014, our compensation committee conducted a review of each named executive officer’s base salary in consultation with Compensia and with input from our CEO. Our compensation committee then considered and made adjustments as it determined to be reasonable and necessary to reflect the scope of each named executive officer’s performance, individual contributions, responsibilities, experience, prior base salary level, position (in the case of a promotion) and market conditions. In making these adjustments, our compensation committee also considered the median of the base salary range of the companies in the compensation peer group. In 2014, the adjustments were modest and primarily driven by market conditions and increases in the salary ranges of companies in the compensation peer group. In the case of Mr. Bellm, his adjustment also reflected the increase in the scope of his responsibilities as he assumed the role of President of the Company during the year. Based on these factors and to keep our named executive officers at or above the 50th percentile of our compensation peer group, our compensation committee decided on the base salaries that are set forth in the following table. In the case of Mr. Dima, his base salary was determined in the same manner but at the time of his employment offer in July 2014.

Named Executive Officer	2013 Base Salary	2014 Base Salary	% Increase from 2013 to 2014
Brian H. Sharples	$512,500	$527,875	2.9%
Lynn Atchison	$326,668	$336,501	2.9%
Brent Bellm	$369,000	$400,365	7.8%
Mariano Dima (1)	$—	$367,035	—
Thomas E. Hale	$324,676	$334,043	2.9%

(1)	Mr. Dima’s base salary was paid in pounds sterling but is reflected in the table in dollars using an exchange rate of 1.55990 which was the exchange rate as of December 31, 2014.

Annual Cash Bonuses

We use annual cash bonuses to motivate our named executive officers to achieve both short-term and long-term financial, strategic, and growth goals and other objectives. Under our 2014 Executive Officer Performance Bonus Plan, our compensation committee determined cash bonus payments for our CEO and our other named executive officers based on achievement of corporate financial objectives established in our annual operating plan, with the potential for downward adjustment based on the attainment of strategic business health indicators, as described below.

2014 Target Bonus Opportunities

Under our 2014 Executive Officer Performance Bonus Plan, our annual cash bonus opportunities were designed to reward our named executive officers based on our performance. Our compensation committee determined that the target annual cash bonus opportunity for each of our named executive officers should be determined as a percentage of his or her base salary. The target annual cash bonus opportunities for our named executive officers for 2014, as compared to 2012 and 2013, were as follows:

Named Executive Officer	2012 Target Annual Cash Bonus Opportunity	2013 Target Annual Cash Bonus Opportunity	2014 Target Annual Cash Bonus Opportunity
Brian H. Sharples	100%	100%	100%
Lynn Atchison	60%	60%	60%
Brent Bellm	75%	75%	85%
Mariano Dima	—%	—%	60%
Thomas E. Hale	60%	60%	60%

With respect to each named executive officer, the amount of his or her target annual cash bonus opportunity was established by our compensation committee in consultation with our CEO (except with respect to himself) and was determined based on a variety of factors, including his or her past performance, anticipated future contributions, position, responsibilities and experience as well as the bonus level of similar executives in companies in our compensation peer group. In the case of Mr. Dima, his target annual cash bonus opportunity was determined in the same manner, and consistent with our 2014 Executive Officer Performance Bonus Plan, but at the time of his employment offer in July 2014. Based on these factors and to keep our named executive officers at or above the 50th percentile of our compensation peer group, our compensation committee decided on the target annual cash bonus opportunities set forth above. In the same process, our compensation committee further determined to weight each financial performance measure at 50% as described below.

Corporate Performance Measures

Under the 2014 Executive Officer Performance Bonus Plan, our compensation committee established the following corporate performance measures that supported our annual operating plan and enhanced long-term value creation as the principal performance measures for making annual cash bonus determinations:

Performance Measure	Description	Weight	Target Performance Level
GAAP Revenue	Our 2014 total revenues, as determined under Generally Accepted Accounting Principles (“GAAP”)	50%	$444.3M	(1)

Adjusted EBITDA Margin	Our 2014 total net income (loss) plus depreciation; amortization of intangible assets; interest expense, net; income tax expense (benefit); stock-based compensation expense; and net of any foreign exchange income or expense divided by GAAP revenue	50%	28.2%

(1)	The target performance level for GAAP revenue was increased during the year from $432.5 million.

Our compensation committee selected GAAP revenue as a performance measure because it is a key indicator of our overall performance. Adjusted EBITDA margin was selected by our compensation committee because it is used by management, together with other financial measures, to track the underlying operating profitability and efficiency of the business. Our compensation committee determined to weight each of these measures equally, because they were both deemed to be critical to our operational efficiency and the long-term success of the organization.

Under the 2014 Executive Officer Performance Bonus Plan, in order for any bonus to be paid, the Company must achieve the threshold amount for both performance measures. Once both thresholds have been met, achievement between the threshold amount and the target amount would result in a proportional bonus payout percentage ranging from 17.5%, in the case of GAAP revenue, and 34%, in the case of Adjusted EBITDA margin, to 39.9% in the case of both performance measures. Any achievement at or above a target amount would result in a 150% bonus payout percentage with respect to that target. The final bonus payout percentage would be the sum of the weighted value of each performance measure’s bonus payout percentage, subject to any downward adjustment made by the compensation committee (as described below). This design creates substantial incentive for hitting target achievement levels by both providing a larger bonus payout percentage once the target level is achieved (150%) and by limiting the maximum bonus payout percentage for each performance measure at less than 40% when target is not achieved. Consistent with the broader employee bonus plan structure, and to emphasize the GAAP revenue performance measure, the bottom end of the bonus payout percentage for GAAP Revenue was set at approximately half that of the Adjusted EBITDA measure.

Our compensation committee then reviews business health indicators and, as a result, may adjust downward the bonus payout percentage derived from the financial performance measures described above. These business health indicators include results in the areas of global sales revenue, e-commerce financial and operational measurements, subscription listing growth, and website traffic. In addition, the committee may adjust downward the bonus payout percentage for any other reason in the compensation committee’s discretion.

Finally, in all instances, the bonus payout percentage is subject to a cap which mandates that the average payout under the 2014 Executive Officer Performance Bonus Plan may not exceed the average payout under the 2014 Employee Bonus Plan on a percentage basis.

Award Decisions and Analysis

In March 2015, our compensation committee determined annual cash bonus payments for our named executive officers for 2014. In making these decisions, our compensation committee evaluated our performance compared to the pre-established target levels for GAAP revenue and Adjusted EBITDA margin as well as financial and listings growth performance and the level of achievement of the corporate financial and global listings measures for the year.

For 2014, the GAAP revenue target level was achieved at a 103.4% level and the Adjusted EBITDA margin target level was achieved at an 85% level. The GAAP revenue performance resulted in a 150% bonus payout percentage and the Adjusted EBITDA margin performance resulted in a 34% bonus payout percentage. Applying their respective 50% weightings, the final bonus payout percentage was 92%.

Our compensation committee did not exercise its discretion to adjust for business health indicators. The bonus payout percentage did not exceed the average 2014 Employee Bonus Plan payout percentage, and as a result the final bonus payout percentage was not adjusted downward from 92%.

The bonuses paid for 2012, 2013 and 2014 are provided in the table below.

Named Executive Officer	2012 Bonus	2013 Bonus	2014 Bonus
Brian H. Sharples	$449,767	$523,383	$482,109
Lynn Atchison	$175,077	$200,163	$184,392
Brent Bellm	$245,625	$282,627	$306,954
Mariano Dima (1)	$—	$—	$65,456
Thomas E. Hale	$175,077	$200,163	$184,392

(1)	Mr. Dima’s bonus was paid in pounds sterling but is reflected in the table in dollars using an exchange rate of 1.55990 which was the exchange rate as of December 31, 2014. Mr. Dima’s annual cash bonus was prorated as a result of having been an employee of the company for less than the full fiscal year.

Equity Compensation

We use equity awards to motivate and reward our named executive officers, to encourage long-term corporate performance based on the value of our common stock and to align the interests of our named executive officers with those of our stockholders. In 2014, we granted our named executive officers a mix of options to purchase shares of our common stock and RSU awards covering shares of our common stock. We believe that stock options, when granted with exercise prices equal to the fair market value of our common stock on the effective date of grant, provide an appropriate long-term incentive for our named executive officers, since the stock options reward them only to the extent that our stock price grows and stockholders realize value following their grant date. We also believe that RSU awards help us to retain our named executive officers and reward them for long-term stock price appreciation while at the same time providing some value to the recipient even if the market price of our common stock declines. In determining the appropriate mix of stock options and RSU awards, our compensation committee considers the current stock and other equity holdings of each named executive officer and competitive market data of the types of equity compensation provided to executive officers by companies in our compensation peer group, with a goal of achieving a mix that provides the appropriate incentives while staying competitive in our market.

We do not apply a rigid formula to determine the size of the equity awards that are granted to our named executive officers. Instead, these awards are determined in the judgment of our compensation committee, taking into consideration, among other things, our performance and that of the named executive officer during the past year, the prospective role and responsibility of the named executive officer, competitive factors, equity compensation data for executive officers of our compensation peer group, the amount of equity-based compensation, including the portion that is vested, held by the named executive officer and the cash compensation received by the named executive officer. Based upon these factors, our compensation committee sets the size of each equity award at the level it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

In 2014, our compensation committee granted stock options and RSU awards to our named executive officers to position them between the 50th and 75th percentile of our compensation peer group. Our compensation committee decided to grant our named executive officers a mix of approximately 40% stock options and 60% RSU awards. In setting the relative mix of stock options to RSUs, our compensation committee determined that it was appropriate for a significant percentage of the equity award to be in the form of restricted stock units to provide a stronger retention incentive for our named executive officers in a volatile market. In the case of Mr. Dima, his stock option and RSU mix was determined in the same manner but at the time of his employment offer in July 2014. The grant date fair market value for each named executive officer’s equity grant made in 2014 is set forth below.

Named Executive Officer	2014 Stock Option Grant	2014 RSU Award
Brian H. Sharples	$1,907,130	$3,611,520
Lynn Atchison	$470,425	$886,160
Brent Bellm	$1,042,564	$1,972,960
Mariano Dima	$921,811	$1,699,212
Thomas E. Hale	$635,710	$1,170,400

Retirement and Other Benefits, Perquisites

Our named executive officers, other than Mr. Dima who resides in the U.K., are eligible to participate in our tax-qualified Section 401(k) retirement savings plan on the same basis as our other employees who satisfy the plan’s eligibility requirements, including requirements relating to age and length of service. Under this plan, participants may elect to make pre-tax contributions of up to 80% of their current compensation, not to exceed the applicable statutory income tax limitation, which was $17,500 in 2014. In addition, we may make discretionary contributions to the plan in any year, up to certain limits.

Mr. Dima is eligible to participate in the HomeAway UK Ltd. Group Personal Pension Plan (the “HomeAway Group Plan”) offered to Company employees in the U.K. The HomeAway Group Plan is a defined contribution plan pursuant to which we make tax-favored contributions to a plan administered by a third party. As our sole foreign based executive officer, Mr. Dima is eligible to participate in the HomeAway Group Plan. Participants in the HomeAway Group Plan choose their own investment options from those provided by the third party administrator. Pursuant to the HomeAway Group Plan, we contribute 15% of Mr. Dima’s pensionable earnings into the pension plan on his behalf. Mr. Dima will not be able to withdraw amounts from the HomeAway Group Plan until he reaches the age of 55. The amount of our contributions to the HomeAway Group Plan on behalf of Mr. Dima in 2014 are included in the “All Other Compensation” column of the section entitled “—2014 Summary Compensation Table.”

Additional benefits provided to our named executive officers include medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance. These benefits are provided on the same basis as to all of our full-time employees.

Historically, we have not provided perquisites or other personal benefits to our named executive officers. Currently, we do not view perquisites or other personal benefits as a key component of our executive compensation program. However, we do currently provide Mr. Dima with a monthly car allowance equivalent to $1,560 (£1,000 per month) in order to be competitive with U.K. executive compensation practices. Our future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.

Mr. Dima’s Compensation Package

Mr. Dima was the only named executive officer hired in 2014. Mr. Dima’s compensation package was developed by management, reviewed and approved by our compensation committee, and reflected in an executive contract that is consistent with U.K. employment law. Our compensation committee considered several factors in his new hire compensation package including the scope of Mr. Dima’s role, his experience, prior compensation history and U.K. market conditions. Mr. Dima’s compensation package consists of base salary, an annual cash bonus opportunity, a recommendation for an equity award, and a car allowance and an executive pension plan, all as further described above. In addition, he received a signing bonus equivalent to $275,277 (£176,471) to be paid in equal installments, with the first installment paid upon the commencement of his employment, and the second installment paid upon his six-month anniversary in the first quarter of 2015. This signing bonus is consistent with Company practices with key executive hires and was intended in part to compensate Mr. Dima for incentive compensation forgone by leaving his previous employer.

Employment Arrangements

In connection with our initial public offering of our common stock, on May 27, 2011, we entered into employment agreements with each of our named executive officers, except Mr. Dima. These employment agreements were subsequently amended most recently on October 14, 2014. We entered into an employment agreement with Mr. Dima on July 14, 2014. In addition, on April 21, 2015, we entered into a transition agreement with Mr. Bellm. The transition agreement provides for the termination of Mr. Bellm’s employment with the Company and supersedes Mr. Bellm’s employment agreement, effective as of April 29, 2015, unless revoked prior to such date by Mr. Bellm. With the exception of his own agreement, each of these agreements, and their respective amendments, were negotiated on our behalf by our CEO, with the oversight and approval of our compensation committee. Our CEO’s employment agreement was negotiated directly with our compensation committee. We believe that these employment agreements were necessary to retain these individuals and induce them to lead us in achieving our goals as a publicly traded company.

For a summary of the material terms and conditions of these employment agreements, see the section entitled “—Employment Agreements,” and for a summary of the material terms and conditions of Mr. Bellm’s transition agreement, see the section entitled “Potential Payments Upon Termination or Change of Control—Transition Agreement with Mr. Bellm.”

Post-Employment Compensation Arrangements

The employment agreements, as amended, and Mr. Bellm’s transition agreement provide each of our named executive officers with certain protection in the event of his or her termination of employment under specified circumstances, including following a change of control of our Company. We believe that these protections serve our executive retention objectives by helping our named executive officers maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event that there is a potential transaction that could involve a change in control of our Company. The terms of these agreements were determined after review by our compensation committee of our retention goals for each named executive officer and an analysis of competitive market data.

For a summary of the material terms and conditions of these severance and change in control arrangements, including Mr. Bellm’s transition agreement see the section entitled “Potential Payments upon Termination or Change in Control.”

Other Compensation Policies

Stock Ownership Guidelines

In 2014, we implemented a policy regarding minimum stock ownership requirements for our directors and named executive officers. Under this policy, our named executive officers are required to beneficially own Company stock in amounts equal to two times, or three times in the case of the CEO, their prior fiscal year annual base salary. In the case of directors, the policy requires beneficial ownership of Company stock in amounts equal to three times the annual director retainer. The policy provides all individuals a three-year ramp up period to meet applicable ownership amounts after first becoming subject to the policy. Because all officers and directors are within the three-year ramp up period, no one was out of compliance with the policy as of April 10, 2015.

Compensation Recovery Policy

We have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our named executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. Our compensation committee intends to adopt such a policy when the SEC completes its rulemaking pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Anti-Hedging and Anti-Pledging Policy

We maintain a policy which prohibits all section 16 officers, directors, and other employees subject to blackout periods or preclearance requirements under our insider trading policy from purchasing financial instruments or otherwise engaging in transactions that are designed to, or have the effect of, hedging or offsetting any decrease in the market value of Company equity securities. Similarly, these same individuals are prohibited from pledging Company securities as collateral for loans.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1.0 million paid in any taxable year to its chief executive officer and each of its three next most highly-compensated named executive officers (other than its chief financial officer). Remuneration in excess of $1.0 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Internal Revenue Code. Additionally, under a Section 162(m) exception for private companies that subsequently become publicly held, any compensation paid pursuant to a compensation plan in existence before the effective date of the public offering of securities will not be subject to the $1.0 million limitation until the earliest of: (i) the expiration of the compensation plan, (ii) a material modification of the compensation plan (as determined under Section 162(m)), (iii) the issuance of all the employer stock and other compensation allocated under the compensation plan, or (iv) the first meeting of stockholders at which directors are elected after the close of the third calendar year following the year in which the public offering of securities occurred. As of the Annual Meeting, the exception for private companies will no longer apply to our Company. However, if approved by stockholders, the 2011 Equity Incentive Plan, as amended, will allow us to continue to deduct in full for federal income tax purposes the compensation recognized by our executive officers in connection with certain awards granted under the 2011 Equity Incentive Plan if we satisfy the conditions of the “performance-based compensation” exception, as more fully described in the section of this Proxy Statement entitled “Proposal 4—Approval Of The 2011 Equity Incentive Plan (As Amended)”.

If Proposal 4 is approved, where reasonably practicable, our compensation committee may seek to qualify the variable compensation paid to our named executive officers for the “performance-based compensation” exemption from Section 162(m). As such, in approving the amount and form of compensation for our named executive officers in the future, our compensation committee will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). Our compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Taxation of “Parachute” Payments and Deferred Compensation

Sections 280G and 4999 of the Internal Revenue Code provide that named executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change of control of our Company that exceed certain prescribed limits, and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Internal Revenue Code imposes significant additional taxes in the event that an employee, including a named executive officer, director, or service provider receives “nonqualified deferred compensation” that does not satisfy the conditions of Section 409A.

We did not provide any named executive officer with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A of the Internal Revenue Code during 2014 and we have not agreed and are not otherwise obligated to provide any named executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We follow the FASB ASC Topic 718 for our stock-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables that accompany this Compensation Discussion and Analysis, even though recipients may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that the recipient of the award is required to render service in exchange for the award.

Report of the Compensation Committee

Our compensation committee has reviewed and discussed with management the disclosures contained in the section of this Proxy Statement entitled “Executive Compensation—Compensation Discussion and Analysis.” Based on this review and discussion, our compensation committee recommended to the Board that the section entitled “Executive Compensation—Compensation Discussion and Analysis” be included in this Proxy Statement for the Annual Meeting of Stockholders.

SUBMITTED BY THE COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS
Woody Marshall, Chairperson
Jeffrey D. Brody
Tina Sharkey

2014 Summary Compensation Table

The following table provides information regarding the compensation awarded to or earned during our fiscal years ended December 31, 2014, 2013 and 2012 by our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Brian H. Sharples,	2014	524,031	—	3,611,520	1,907,130	482,109	1,049	6,525,839
Chief Executive Officer	2013	509,375	—	1,522,686	2,283,467	523,383	3,893	4,842,804
	2012	487,500	—	—	1,491,056	449,767	2,451	2,430,774

Lynn Atchison,	2014	334,043	—	886,160	470,425	184,392	2,880	1,877,900
Chief Financial Officer	2013	324,676	—	523,426	784,940	200,163	957	1,834,162
	2012	316,275	—	335,979	735,487	175,077	566	1,563,384

Brent Bellm (5)	2014	392,524	—	1,972,960	1,042,564	306,954	1,411	3,716,413
President and Chief Operating Officer	2013	366,750	—	808,921	1,213,095	282,627	957	2,672,350
	2012	354,975	—	476,806	1,043,739	245,625	391	2,121,536

Mariano Dima (6)	2014	118,580	137,639	1,699,212	921,811	65,456	20,004	2,962,702
Chief Marketing Officer

Thomas E. Hale	2014	334,043	—	1,170,400	635,710	184,392	1,799	2,326,343
Chief Product Officer	2013	324,676	—	523,426	784,940	200,163	957	1,834,162
	2012	316,275	—	295,268	646,366	164,450	1,112	1,423,471

(1)	The amounts reported in this column represent the aggregate grant date fair value of the RSU awards granted during each year computed in accordance with FASB ASC Topic 718. The grant date fair value is $33.44 per RSU.
(2)	The amounts reported in this column represent the aggregate grant date fair value of stock options granted during each year computed in accordance with FASB ASC Topic 718. Assumptions used in calculating these are described in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K.
(3)	The amounts reported in this column include the amounts earned under the 2012 Executive Officer Performance Bonus Plan, the 2013 Executive Officer Performance Bonus Plan and the 2014 Executive Officer Performance Bonus Plan. Payments due under the 2012 Executive Officer Performance Bonus Plan were made in March 2013, payments due under the 2013 Executive Officer Performance Bonus Plan were made in March 2014 and payments due under the 2014 Executive Officer Performance Bonus Plan were made in March 2015.
(4)	The amounts reported in this column consist of premiums paid for short-term disability, long-term disability, 401(K) employer matching contributions for our named executive officers other than Mr. Dima, travel allowance, and life, accidental death and dismemberment insurance. The amounts represented in this column for Mr. Dima include an employer contribution of $13,764 to the HomeAway Group Plan.
(5)	Following the end of fiscal 2014, Mr. Bellm resigned as our President and Chief Operating Officer effective April 29, 2015.
(6)	Mr. Dima’s salary, bonus and other compensation amounts were paid in pounds sterling but are reflected in the table in dollars using an exchange rate of 1.55990 which was the exchange rate as of December 31, 2014. Mr. Dima’s salary, non-equity incentive plan compensation and his other compensation amounts were prorated as a result of having been an employee of the company for less than the full fiscal year.

2014 Grants of Plan-Based Awards

	Grant Date (2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock Awards (4)	All Other Option Awards: Number of Securities Underlying Options (#) (5)	Exercise or Base Price of Options Awards ($/ Share)	Grant Date Fair Value of Option Awards (4)
Name		Threshold	Target	Maximum
Brian H. Sharples
Cash Award	—	$134,938	$523,507	$786,047
RSU Award	5/1/2014				108,000	$3,611,520
Options	5/1/2014						150,000	$33.44	1,907,130
Lynn Atchison
Cash Award	—	51,610	200,225	300,638
RSU Award	5/1/2014				26,500	$886,160
Options	5/1/2014						37,000	$33.44	470,425
Brent Bellm
Cash Award	—	85,914	333,312	500,468
RSU Award	5/1/2014				59,000	$1,972,960
Options	5/1/2014						82,000	$33.44	1,042,564
Mariano Dima
Cash Award	—	18,321	71,077	106,723
RSU Award	9/4/2014				52,902	$1,699,212
Options	9/4/2014						78,571	$32.13	921,811
Thomas E. Hale
Cash Award	—	51,610	200,225	300,638
RSU Award	5/1/2014				35,000	$1,170,400
Options	5/1/2014						50,000	$33.44	635,710

(1)	The amounts reported in this column represent amounts payable under the 2014 Executive Officer Performance Bonus Plan. The target column assumes the achievement of target performance levels as approved by our Board. The actual amounts paid to our named executive officers are set forth in the “Non-Equity Incentive Compensation Plan” column of the section entitled “— 2014 Summary Compensation Table.”
(2)	The grant date reported in this column is the date the stock option awards in the last three columns were awarded.
(3)	Amounts shown reflect time-based RSUs granted under the 2011 Equity Incentive Plan.
(4)	Amounts represent the aggregate grant date fair value of awards or equity plan compensation computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are described in the section entitled “Stockholders’ Equity and Stock-Based Compensation” in Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K.
(5)	Amounts shown reflect stock options granted under the 2011 Equity Incentive Plan.

2014 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth outstanding equity awards held by our named executive officers as of December 31, 2014.

			OPTION AWARDS				STOCK AWARDS
Name	Date of Grant		Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Brian H. Sharples	1/30/2007	(1)	194,000		$2.06	1/30/2017
	1/29/2008	(2)	11,682		$8.10	1/29/2018
	2/10/2011	(1)	670,333	41,667	$19.97	2/10/2021
	3/27/2012	(6)	76,826	38,414	$25.54	3/27/2022
	3/5/2013	(1)(8)	67,510	94,515	$30.43	3/5/2023	37,529	1,117,614
	5/1/2014	(1)(9)	21,875	128,125	$33.44	5/1/2024	108,000	3,216,240
Lynn Atchison	1/29/2008	(3)	52,683		$8.10	1/29/2018
	11/13/2009	(4)	86,700		$13.49	11/13/2019
	2/10/2011	(1)	95,833	4,167	$19.97	2/10/2021
	3/27/2012	(6)(7)	37,895	18,949	$25.54	3/27/2022	4,933	146,905
	3/5/2013	(1)(8)	23,206	32,490	$30.43	3/5/2023	12,900	384,162
	5/1/2014	(1)(9)	5,395	31,605	$33.44	5/1/2024	26,500	789,170
Brent Bellm(12)	6/28/2010	(5)	72,920	62,500	$13.93	6/28/2020
	2/10/2011	(1)	11,250	2,500	$19.97	2/10/2021
	3/27/2012	(6)(7)	16,806	26,890	$25.54	3/27/2022	7,001	208,490
	3/5/2013	(1)(8)	35,864	50,212	$30.43	3/5/2023	19,937	593,724
	5/1/2014	(1)(9)	11,958	70,042	$33.44	5/1/2024	59,000	1,757,020
Mariano Dima	9/4/2014	(10)(11)	0	78,571	$32.12	9/4/2024	52,902	1,575,422
Thomas E. Hale	6/28/2010	(5)	247,206		$13.93	6/28/2020
	2/10/2011	(1)	38,333	1,667	$19.97	2/10/2021
	3/27/2012	(6)(7)	33,303	16,653	$25.54	3/27/2022	4,336	129,126
	3/5/2013	(1)(8)	23,206	32,490	$30.43	3/5/2023	12,900	384,162
	5/1/2014	(1)(9)	7,291	42,709	$33.44	5/1/2024	35,000	1,042,300

(1)	Vested as to 6.25% of the shares subject to option three months following the vesting commencement date and an additional 1/48th of the shares subject to the option each month thereafter.
(2)	Vested as to 5,397 shares each month beginning January 29, 2009 through December 29, 2009 and as to 8,125 shares each month beginning January 29, 2010 through December 29, 2010.
(3)	Vested as to 3,413 shares of the underlying option each month beginning January 29, 2009 through December 29, 2009.
(4)	Vested as to 20,015 shares of the underlying option on December 31, 2010 and 66,685 shares of the underlying option on December 31, 2011.
(5)	Vested as to 20% of the total number of shares underlying the option on the first anniversary of the vesting commencement date for the option and as to an additional 1/60th of the total number of shares underlying the option vest on the corresponding day of each month thereafter through June 21, 2015.
(6)	Six and one quarter percent (6.25%) of the shares subject to the option will vest on July 1, 2012, with the remainder vesting ratably over the next 46 months, subject to continued service through each vesting date.
(7)	Six and one quarter percent (6.25%) of the RSUs will vest each quarter over a period of four years beginning June 1, 2012, subject to continued service through each vesting date. Shares will be delivered on the vesting date.
(8)	Twenty five percent (25%) of the RSUs will vest each year over a period of four years beginning June 1, 2014, subject to continued service through each vesting date. Shares will be delivered on the vesting date.
(9)	Twenty five percent (25%) of the RSUs will vest each year over a period of four years beginning June 1, 2015, subject to continued service through each vesting date. Shares will be delivered on the vesting date.
(10)	Vested as 25% of the shares subject to option one year following the grant date and an additional 1/48th of the shares subject to the option each month thereafter.
(11)	Twenty five percent (25%) of the RSUs will vest each year over a period of four years beginning December 1, 2015, subject to continued service through each vesting date. Shares will be delivered on the vesting date.
(12)	On April 21, 2015, Mr. Bellm entered into a transition agreement with the Company providing for the termination of his employment with the Company and his resignation as our President and Chief Operating Officer effective April 29, 2015. The transition agreement provides, among other things, that (i) subject to certain conditions, the Company will (a) accelerate vesting of Mr. Bellm’s equity awards by six (6) months following June 15, 2015 and (b) extend Mr. Bellm’s exercise period for all of his stock option equity awards to March 31, 2016 and (ii) if the Company experiences a Change of Control (as defined in the Company’s 2011 Equity Incentive Plan) within 90 days following Mr. Bellm’s separation date of June 15, 2015, then the Company will accelerate vesting of 100% of Mr. Bellm’s equity awards which are in existence as of April 29, 2015 and which remain unvested.

See the section entitled “Potential Payments Upon Termination or Change of Control—Transition Agreement with Mr. Bellm” for additional details regarding this transition agreement.

2014 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Brian H. Sharples	114,580	3,513,842	12,510	385,308
Lynn Atchison	68,300	847,802	7,590	248,907
Brent Bellm	59,213	1,299,727	23,813	849,240
Mariano Dima	—	—	—	—
Thomas E. Hale	62,794	1,967,820	13,441	472,030

(1)	The value realized on exercise of stock options is calculated based on the difference between the market price of our common stock upon exercise and the exercise price of the options.
(2)	The value realized upon vesting is equal to the number of shares vesting multiplied by the closing market price of our common stock on the vesting date or, if such vesting date is not a business day, the closing market price of our common stock on the next business day.

Employment Agreements

On May 27, 2011, we entered into an amended and restated employment agreement with Brian H. Sharples, which was amended most recently on October 14, 2014. The amended and restated agreement, as amended, entitles Mr. Sharples to an annual base salary of $527,874.96 and provides that he is eligible to earn an annual cash bonus of up to 100% of his base salary pursuant to a bonus plan adopted by our compensation committee. Mr. Sharples’ 2014 annual base salary is set forth in the section entitled “—2014 Summary Compensation Table,” and his 2014 target annual cash bonus opportunity is set forth in the section entitled “Executive Compensation—Executive Compensation Program Components.” In addition, the amended and restated agreement, as amended, provides that (i) in the event of a “change of control” (as defined in the amended and restated agreement, as amended), 50% of the unvested portion of all equity awards granted to him would become fully vested; (ii) in the event of a termination of Mr. Sharples’ employment by us without “cause” or if he resigned for “good reason” (as such terms are defined in the amended and restated agreement, as amended), other than in connection with a “change of control,” then Mr. Sharples would receive (a) a lump sum cash payment equal to 12 months’ base salary and (b) reimbursement of COBRA payments for up to 12 months; and (iii) in the event of a termination of Mr. Sharples’ employment by us without “cause” or if he resigned for “good reason” within three months prior to, or 18 months following, a “change of control,” then Mr. Sharples would receive (a) a lump-sum cash payment equal to 24 months’ base salary, (b) vesting of 100% of the unvested portion of all equity awards granted to him by us, and (c) reimbursement of COBRA payments for up to 18 months. Any severance payments and benefits would be contingent on Mr. Sharples executing a full general release of claims in our favor. The amended and restated agreement, as amended, provides for at-will employment and has a term of three years from October 14, 2014.

On May 27, 2011, we entered into an employment agreement with Lynn Atchison, which was amended most recently on October 14, 2014. The agreement, as amended, entitles Ms. Atchison to an annual base salary of $336,501.12 and provides that she is eligible to earn an annual cash bonus of up to 60% of her base salary pursuant to a bonus plan adopted by our compensation committee. Ms. Atchison’s 2014 annual base salary is set forth in the section entitled “—2014 Summary Compensation Table,” and her 2014 target annual cash bonus opportunity is set forth in the section entitled “Executive Compensation—Executive Compensation Program Components.” In addition, the agreement, as amended, provides that (i) in the event of a termination of Ms. Atchison’s employment by us without “cause” (as defined in the agreement, as amended), other than in connection with a “change of control,” then Ms. Atchison would receive (a) a lump-sum cash payment equal to six months’ base salary and (b) reimbursement of COBRA payments for up to six months and (ii) in the event of a termination of Ms. Atchison’s employment by us without “cause” or if she resigned for “good reason” within three months prior to, or 18 months following, a “change of control,” then Ms. Atchison would receive (a) a lump-sum cash payment equal to 12 months’ base salary, (b) vesting of 100% of the unvested portion of all equity awards granted to her by us, and (c) reimbursement of COBRA payments for up to 12 months. Any severance payments and benefits would be contingent on Ms. Atchison executing a full general release of claims in our favor. The agreement provides for at-will employment and has a term of three years from October 14, 2014.

On May 27, 2011, we entered into an employment agreement with Brent Bellm, which was amended most recently on October 14, 2014. On April 21, 2015, we entered a transition agreement with Mr. Bellm providing for the termination of his employment with the Company. See the section entitled “Potential Payments Upon Termination or Change of Control—Transition Agreement with Mr. Bellm” for more information on the terms of the transition agreement. Upon the effectiveness of the transition agreement, it supersedes the employment agreement. Assuming it is not superseded, the employment agreement with Mr. Bellm, as amended, entitles Mr. Bellm to an annual base salary of $400,365.12 and provides that he is eligible to earn an annual cash bonus of up to 85% of his base salary pursuant to a bonus plan adopted by our compensation committee. Mr. Bellm’s 2014 annual base salary is set forth in the section entitled “—2014 Summary Compensation Table,” and his 2014 target annual cash bonus opportunity is set forth in the section entitled “Executive Compensation—Executive Compensation Program Components.” In addition, the employment agreement, as amended, provides that (i) in the event of a termination of Mr. Bellm’s employment by us without “cause” (as defined in the agreement, as amended), other than in connection with a “change of control,” then Mr. Bellm would receive (a) a lump-sum cash payment equal to six months’ base salary, (b) six months’ accelerated vesting of all equity awards granted to him, and (c) reimbursement of COBRA payments for up to six months; and (ii) in the event of a termination of Mr. Bellm’s employment by us without “cause” or if he resigned for “good reason” within three months prior to, or 18 months following, a “change of control,” then Mr. Bellm would receive (a) a lump-sum cash payment equal to 12 months’ base salary, (b) vesting of 100% of the unvested portion of all equity awards granted to him by us, and (c) reimbursement of COBRA payments for up to 12 months. Any severance payments and benefits under the agreement would be contingent on Mr. Bellm executing a full general release of claims in our favor. The employment agreement provides for at-will employment and a term of three years from October 14, 2014.

On May 27, 2011, we entered into an employment agreement with Mr. Hale, which was amended most recently on October 14, 2014. The agreement, as amended, entitles Mr. Hale to an annual base salary of $336,501.12 and provides that he is eligible to earn an annual cash bonus of up to 60% of his base salary pursuant to a bonus plan adopted by our compensation committee. Mr. Hale’s 2014 annual base salary is set forth in the section entitled “—2014 Summary Compensation Table,” and his 2014 target annual cash bonus opportunity is set forth in the section entitled “Executive Compensation—Executive Compensation Program Components.” In addition, the agreement, as amended, provides that (i) in the event of a termination of Mr. Hale’s employment by us without “cause,” other than in connection with a “change of control,” then Mr. Hale would receive (a) a lump-sum cash payment equal to six months’ base salary and (b) reimbursement of COBRA payments for up to six months; and (ii) in the event of a termination of Mr. Hale’s employment by us without “cause” or if he resigned for “good reason” within three months prior to, or 18 months following, a “change of control,” then Mr. Hale would receive (a) a lump-sum cash payment equal to 12 months’ base salary, (b) vesting of 100% of the unvested portion of all equity awards granted to him by us, and (c) reimbursement of COBRA payments for up to 12 months. Any severance payments and benefits would be contingent on Mr. Hale executing a full general release of claims in our favor. The agreement provides for at-will employment and has a term of three years from October 14, 2014.

On July 14, 2014, we entered into an employment agreement with Mr. Dima. The agreement entitles Mr. Dima to an annual base salary equivalent to $367,035 (£235,294) and provides that he is entitled to an annual discretionary bonus pursuant to a bonus plan adopted by our compensation committee. Currently this bonus is set at a maximum amount of 60% of his base salary. Mr. Dima’s 2014 annual base salary is set forth in the section entitled “—2014 Summary Compensation Table,” and his 2014 target cash annual bonus opportunity is set forth in the section entitled “Executive Compensation—Executive Compensation Program Components.” The agreement provides that, subject to completion of a six month probationary period, Mr. Dima shall be entitled to receive six months’ written notice of termination of his employment unless his employment is terminated as a result of gross misconduct. His agreement also provides that in the event of a termination of Mr. Dima’s employment by us without “cause” or if he resigned for “good reason” within three months prior to, or 18 months following, a “change of control,” then Mr. Dima would receive (a) a lump-sum cash payment equal to: (i) 12 months’ base salary if Mr. Dima continues to work through the six-month notice period, or (ii) six months’ base salary if the six-month notice period is designated as gardening leave or paid in lieu of notice, or (iii) an amount intended to provide up to 12 months’ base salary as paid, but non-working time, including notice and severance pay, as may be agreed to by the parties if the period of work or gardening leave, as applicable, is less than a full six-month period), and (b) vesting of 100% of the unvested portion of all equity awards granted to him by us. Any severance payments and benefits would be contingent on Mr.  Dima executing a full general release of claims in our favor. The agreement provides for at-will employment.

Potential Payments upon Termination or Change in Control

As of December 31, 2014, we were parties to agreements with each of our named executive officers which provide for certain severance or vesting payments or benefits, or both, if their employment is involuntarily terminated under certain circumstances, including in connection with a change of control. The key terms of our arrangements upon an involuntary termination of employment for these named executive officers are as follows:

	Without a Change of Control Event		Following a Change of Control Event
Name	Cash and Benefit Payments	Equity Acceleration	Cash and Benefit Payments	Equity Acceleration
Brian H. Sharples	One-time payment equal to 12 months’ base salary. Reimbursement of COBRA payments for up to 12 months.	None	One-time payment equal to 24 months’ base salary. Reimbursement of COBRA payments for up to 18 months.	100% of the unvested portion of all equity awards granted to him would become fully vested.

Lynn Atchison	One-time payment equal to six months’ base salary. Reimbursement of COBRA payments for up to six months.	None	One-time payment equal to 12 months’ base salary. Reimbursement of COBRA payments for up to 12 months.	100% of the unvested portion of all equity awards granted to her would become fully vested.

Brent Bellm(1)	One-time payment equal to six months’ base salary. Reimbursement of COBRA payments for up to six months.	Unvested equity grants receive vesting credit for six months following termination.	One-time payment equal to 12 months’ base salary. Reimbursement of COBRA payments for up to 12 months.	100% of the unvested portion of all equity awards granted to him would become fully vested.

Mariano Dima

Before March 5, 2015- None.

After March 5, 2015- Six months’ written notice of termination of his employment unless his employment is terminated as a result of gross misconduct. If the Company terminates his employment

Before March 5, 2015- None. After March 5, 2015- None, unless the Company terminates his employment without Cause (as defined in his employment agreement), in

Before March 5, 2015- None.

After March 5, 2015- Either a (i) One-time payment equal to 12 months’ salary if Mr. Dima continues to work through the six-month notice period, or (ii) one-time payment equal to six months’ base salary if

Before March 5, 2015- None. After March 5, 2015- 100% of the unvested portion of all equity awards granted to him would become fully vested.

	Without a Change of Control Event		Following a Change of Control Event
Name	Cash and Benefit Payments	Equity Acceleration	Cash and Benefit Payments	Equity Acceleration

	without Cause (as defined in his employment agreement), Mr. Dima will also receive either a (i) one-time payment equal to 12 months’ salary if Mr. Dima continues to work through the six-month notice period, or (ii) one-time payment equal to six months’ base salary if the six-month notice period is designated as gardening leave or paid in lieu of notice, or (iii) one-time payment equal to an amount intended to provide up to 12 months’ base salary as paid, but non-working time, including notice and severance pay, as may be agreed to by the parties if the period of work or gardening leave, as applicable, is less than a full six-month period.	which case 100% of the unvested portion of all equity awards granted to him would become fully vested.	the six-month notice period is designated as gardening leave or paid in lieu of notice, or (iii) one-time payment equal to an amount intended to provide up to 12 months’ base salary as paid, but non-working time, including notice and severance pay, as may be agreed to by the parties if the period of work or gardening leave, as applicable, is less than a full six-month period.

Thomas E. Hale	One-time payment equal to six months’ base salary. Reimbursement of COBRA payments for up to six months.	None	One-time payment equal to 12 months’ base salary. Reimbursement of COBRA payments for up to 12 months.	100% of the unvested portion of all equity awards granted to him would become fully vested.

(1)	On April 21, 2015, Mr. Bellm entered into a transition agreement with the Company providing for certain severance payments in connection with his and the Company’s mutual agreement to end his employment with the Company. See “—Transition Agreement with Mr. Bellm” for additional details regarding this transition agreement.

The table below estimates payments and benefits that each named executive officer would have received in the event his or her employment had been involuntarily terminated not in connection with a change of control of our Company, assuming the termination occurred on December 31, 2014. The accelerated equity market value was $29.78 per share, the closing price of our common stock on the NASDAQ on December 31, 2014.

	Cash Payments		Equity Acceleration
Name	Salary	Benefits	Shares	Market Value of Accelerated Equity (net of exercise price, if any)
Brian H. Sharples	$527,875	$23,181	—	—
Lynn Atchison	$168,251	$6,551	—	—
Brent Bellm (1)	$200,183	$9,911	119,823	1,764,556
Mariano Dima	$—	$—	—	—
Thomas E. Hale	$168,251	$11,650	—	—

(1)	On April 21, 2015, Mr. Bellm entered into a transition agreement with the Company providing for certain severance payments in connection with his and the Company’s mutual agreement to end his employment with the Company. See “—Transition Agreement with Mr. Bellm” for additional details regarding this transition agreement.

The table below estimates payments and benefits that each named executive officer would have received in the event his or her employment had been involuntarily terminated immediately following a change of control of our Company, assuming the termination occurred on December 31, 2014. The accelerated equity market value was $29.78 per share, the closing price of our common stock on the NASDAQ on December 31, 2014.

	Cash Payments		Equity Acceleration
Name	Salary	Benefits	Shares	Market Value of Accelerated Equity (net of exercise price, if any)
Brian H. Sharples (1)	$1,055,750	$34,772	448,250	$4,905,482
Lynn Atchison	$336,501	$13,102	131,544	$1,441,459
Brent Bellm (2)	$400,365	$19,823	298,082	$3,688,397
Mariano Dima	$—	$—	—	$—
Thomas E. Hale	$336,501	$23,299	145,755	$1,642,550

(1)	As described above, our agreement with Mr. Sharples contains a provision that accelerates 50% of his unvested equity awards in the event of a change of control regardless of any termination. Using the same assumptions in the table above, the market value of this accelerated equity, net of any exercise price, would be $2,452,741.
(2)	On April 21, 2015, Mr. Bellm entered into a transition agreement with the Company providing for certain payments to Mr. Bellm in the event of a change of control following his and the Company’s mutual agreement to end his employment as an employee of the Company. See “—Transition Agreement with Mr. Bellm” for additional details regarding this transition agreement.

Transition Agreement with Mr. Bellm

On April 21, 2015 (the “Transition Date”), the Company and Mr. Bellm entered into a transition agreement to terminate his employment with the Company effective as of June 15, 2015 (the “Separation Date,” and the period of time between the Transition Date and the Separation Date shall be referred to as the “Transition Period”). The transition agreement, which will become effective on April 29, 2015 unless revoked by Mr. Bellm prior to such date, provides for Mr. Bellm’s resignation as the President and Chief Operating Officer of the Company and the orderly transition of Mr. Bellm’s responsibilities and supersedes Mr. Bellm’s employment agreement. The transition agreement also provides, among other things, that (i) during the Transition Period, the Company will continue to pay Mr. Bellm’s current base salary at a rate of $400,365.12 per year, subject to required withholding; (ii) subject to certain conditions, including the entering into of a release of claims by Mr. Bellm, the Company will (a) pay Mr. Bellm a lump sum equivalent to nine (9) months of Mr. Bellm’s base salary, for a total of $300,273.84, less applicable withholding, (b) reimburse Mr. Bellm for COBRA coverage for up to six (6) months following the Separation Date, (c) accelerate vesting of Mr. Bellm’s equity awards by six (6) months following the Separation Date; and (d) extend Mr. Bellm’s exercise period for all of his stock option equity awards to March 31, 2016; and (iii) if within 90 days following the Separation Date the Company experiences a Change of Control (as defined in the Company’s 2011 Equity Incentive Plan), then the Company will (a) pay Mr. Bellm an additional lump sum cash payment equal to three (3) months of Mr. Bellm’s base salary, for a total of $100,091.28, less applicable withholding; and (b) accelerate vesting of 100% of Mr. Bellm’s equity awards which are in existence as of April 29, 2015 and which remain unvested.

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as members of our Board and officers and potentially in other roles with our Company. We also maintain directors’ and officers’ liability insurance.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information, as of December 31, 2014, concerning shares of our common stock authorized for issuance under all of our equity compensation plans.

	Number of Securities to be issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column) (1)
Equity compensation plans approved by stockholders	10,455,251	$23.20	15,411,976
Equity compensation plans not approved by stockholders	—	—	—
Total equity compensation plans	10,455,251	$23.20	15,411,976

(1)	Pursuant to the terms of the 2011 Equity Incentive Plan, the number of shares available for issuance under the 2011 Equity Incentive Plan will be increased on the first day of each fiscal year in an amount equal to the lesser of (i) four percent (4%) of the outstanding shares of our Common Stock on the last day of the immediately preceding fiscal year or (ii) such number of shares determined by the Board.

REPORT OF THE AUDIT COMMITTEE

The audit committee of our Board is responsible for, among other things, reviewing with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the scope and results of their audit engagement. In connection with the 2014 audit, the audit committee has:

•	reviewed and discussed with management our audited financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2014;

•

Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement of Auditing Standards No. 16 “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board; and

•	received from and discussed with PricewaterhouseCoopers LLP the communications from PricewaterhouseCoopers LLP required by the Public Company Accounting Oversight Board regarding its independence.

Based on the review and discussions described in the preceding bullet points, the audit committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

The audit committee has adopted a charter and a process for pre-approving services to be provided by PricewaterhouseCoopers LLP.

The members of the audit committee have been determined to be independent in accordance with the requirements of the NASDAQ listing standards and the requirements of Section 10A(m)(3) of the Exchange Act.

SUBMITTED BY THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS
Lanny Baker (Chair)
Simon Lehmann Simon Breakwell

PROPOSAL TWO: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The audit committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm and auditors of our consolidated financial statements for the fiscal year ending December 31, 2015.

At the Annual Meeting, the stockholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for 2015. In the event of a negative vote on such ratification, the audit committee will reconsider its selection. Even if this appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interest of HomeAway and our stockholders. Representatives of PwC are expected to be present at the Annual Meeting to make a statement if such representatives desire to do so and to respond to questions.

Fees Paid to PricewaterhouseCoopers LLP

The following table sets forth the fees accrued or paid to our independent registered public accounting firm for the years ended December 31, 2014 and 2013.

Audit and Non-Audit Fees

	PricewaterhouseCoopers LLP
	2014	2013
Audit Fees (1)	$2,063,734	$2,183,966
Audit-Related Fees (2)	76,900	140,560
Tax Fees (3)	178,000	160,600
All Other Fees (4)	$1,800	$1,800

Total	$2,320,434	$2,486,926

(1)	Audit fees relate to professional services rendered in connection with the audit of our annual financial statements, quarterly review of financial statements included in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.
(2)	Audit-related fees are comprised of fees for professional services that are reasonably related to the performance of the worldwide audit or review of our financial statements.
(3)	Tax fees relate to professional services rendered in connection with tax audits, international tax compliance, and international tax consulting and planning services.
(4)	All other fees consist of an Internet subscription for accounting research.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm

We maintain an auditor independence policy that bans our auditors from performing non-financial consulting services, such as information technology consulting and internal audit services. This policy mandates that our audit committee approve the audit and non-audit services and related budget in advance, and that our audit committee be provided with quarterly reporting on actual spending. This policy also mandates that we may not enter into auditor engagements for non-audit services without the express approval of our audit committee. In accordance with this policy, our audit committee pre-approved all services to be performed by our independent registered public accounting firm.

Vote Required

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Approval of Proposal Two requires a “FOR” vote from a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

Recommendation of the Board of Directors

The Board recommends that you vote “FOR” ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

PROPOSAL THREE: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A of the Securities Exchange Act of 1934 requires the Company to have our stockholders to vote to approve, on an advisory or nonbinding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

The compensation committee and the Board believe that our executive compensation program, as described in the section titled “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the related narratives and other materials in this Proxy Statement, reflects our goals of linking our executive compensation to our performance. The compensation committee and the Board believe that the executive compensation program is reasonable and effective in that it aligns the interests of our named executive officers with both the short-term and long-term interests of our stockholders.

This proposal gives you as a stockholder the opportunity to endorse or not endorse our executive compensation program through the following resolution:

“RESOLVED, that the Company’s executive compensation program, as described in the section titled “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the related narratives and other materials in this Proxy Statement are hereby approved.”

Because this vote is advisory, it will not be binding upon the Board or the compensation committee. However, the compensation committee will strongly consider the outcome of the vote when determining future executive compensation arrangements. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

Vote Required

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Approval of Proposal Three requires a “FOR” vote from a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

Recommendation of the Board of Directors

The Board recommends that you vote “FOR” approval of the advisory vote to approve the compensation of our named executive officers.

PROPOSAL FOUR: APPROVAL OF THE 2011 EQUITY INCENTIVE PLAN (AS AMENDED)

Our board is requesting that our stockholders approve the 2011 Equity Incentive Plan, as amended, (the “Amended 2011 Plan”). We are seeking stockholder approval of the material terms of the Amended 2011 Plan for purposes of complying with Section 162(m) of the Internal Revenue Code of 1986, as amended, or Section 162(m). Our board has adopted the Amended 2011 Plan, subject to approval from our stockholders at the 2015 annual meeting. If our stockholders approve the Amended 2011 Plan, it will replace the current version of the 2011 Equity Incentive Plan and will continue in effect through its current term year of 2021, unless terminated earlier by our board. Approval of the Amended 2011 Plan requires the affirmative vote of the holders of a majority of the shares of our common stock that are present in person or by proxy and entitled to vote at the 2015 annual meeting.

The Amended 2011 Plan was amended to allow us to continue to deduct in full, for federal income tax purposes, the compensation recognized by our executive officers in connection with certain awards granted under the Amended 2011 Plan. Section 162(m) generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. However, certain types of compensation, including performance-based compensation, are generally excluded from this deductibility limit. To enable compensation in connection with stock options, stock appreciation rights and certain restricted stock grants, restricted stock units, performance shares and performance units awarded under the Amended 2011 Plan to qualify as “performance-based” within the meaning of Section 162(m), the Amended 2011 Plan limits the sizes of such awards as further described below.

The following is a summary of some of the material changes to the 2011 Equity Incentive Plan. This comparative summary is qualified in its entirety by reference to the actual text of the Amended 2011 Plan, set forth as Appendix A.

•

The Amended 2011 Plan has been drafted to include limitations to the number of shares that may be granted, on an annual basis, through individual awards, which is necessary to allow us to be eligible to receive income tax deductions under Section 162(m), as follows:

Award Type	General Annual Limit	New Hire Limit	Maximum Limit
Stock Options	1,000,000 shares	2,000,000 shares	3,000,000 shares
Stock Appreciation Rights	1,000,000 shares	2,000,000 shares	3,000,000 shares
Restricted Stock	1,000,000 shares	2,000,000 shares	3,000,000 shares
Restricted Stock Units	1,000,000 shares	2,000,000 shares	3,000,000 shares
Performance Shares	1,000,000 shares	2,000,000 shares	3,000,000 shares
Performance Units	$30,000,000	N/A	$30,000,000

•

Specific performance criteria have been added to the Amended 2011 Plan so that certain awards may be granted subject to or conditioned upon the satisfaction of performance objectives, which in turn will allow us to be eligible to receive income tax deductions under Section 162(m). These performance criteria include: stock price, revenue, profit, bookings, cash flow, customer retention, customer satisfaction, net bookings, net income, net profit, operating cash flow, operating expenses, total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; pre-tax profit; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; profit margin, debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; new product introductions; delivery performance; individual objectives; and total stockholder return. The performance goals may differ from participant to participant and from award to award, may be used alone or in combination, may be used to measure our performance as a whole or the performance of one of our business units, and may be measured relative to a peer group or index.

For purposes of clarification, we are not requesting stockholders to approve additional shares be reserved for issuance under the Amended 2011 Plan.

Our board believes that the approval of the Amended 2011 Plan is essential to our continued success. We believe that our employees are our most valuable assets and that the awards permitted under the Amended 2011 Plan are vital to our ability to attract and retain outstanding and highly skilled individuals in the competitive labor markets in which we compete. These awards also are crucial to our ability to motivate our employees to achieve our company goals.

Summary of the Amended 2011 Plan

The following is a summary of the principal features of the Amended 2011 Plan and its operation. The summary is qualified in its entirety by reference to the Amended 2011 Plan itself set forth in Appendix A.

The Amended 2011 Plan provides for the grant of incentive stock options to our employees and any of our parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants. As of April 10, 2015, approximately 1,736 of our employees, all of our directors and 700 of our consultants were eligible to participate in the Amended 2011 Plan according to its terms.

Number of Shares of Common Stock Available Under the Amended 2011 Plan. Subject to the provisions of the Amended 2011 Plan, the maximum aggregate number of shares of our common stock that may be issued under the Amended 2011 Plan is (a) any shares that had been reserved but not issued pursuant to any awards granted under our 2004 Stock Plan, as amended, and 2005 Stock Plan at the time of our initial public offering, and (b) any shares subject to stock options and similar awards granted under our 2004 Stock Plan, as amended, and 2005 Stock Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the our 2004 Stock Plan, as amended, and 2005 Stock Plan that are forfeited to or repurchased by the Company. The maximum number of shares that may be added to the Amended 2011 Plan from our 2004 Stock Plan, as amended, and 2005 Stock Plan, is 12,272,959 shares. In addition, our Amended 2011 Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning with our 2012 fiscal year, equal to the least of:

•	4% of the number of shares on the last day of the immediately preceding fiscal year that are outstanding and issuable pursuant to outstanding awards under our equity plans; or

•	such other amount as our board of directors may determine.

As of December 31, 2014, there were 20,932,095 shares reserved for issuance under the Amended 2011 Plan including 6,979,536 shares subject to outstanding awards. On January 1, 2015, the number of shares reserved for issuance under the Amended 2011 Plan was automatically increased by 3,780,613 shares.

Administration of the Amended 2011 Plan. Our board of directors or a committee of our board administers our Amended 2011 Plan. In the case of awards intended to qualify as “performance based compensation” within the meaning of Section 162(m) of the Code, the committee will consist of two or more “outside directors” within the meaning of Section 162(m) of the Code. The administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards and the form of consideration payable upon exercise. The administrator also has the authority to institute an exchange program whereby the exercise prices of outstanding awards may be reduced, outstanding awards may be surrendered or cancelled in exchange for awards with a higher or lower exercise price, or outstanding awards may be transferred to a third party.

Options. The administrator is able to grant nonstatutory stock options and incentive stock options under the Amended 2011 Plan. The administrator determines the number of shares subject to each option, although the Amended 2011 Plan provides that a participant may not receive options to purchase more than 1,000,000 shares in any fiscal year except in connection with an employee’s initial hiring in which case the participant could receive options covering up to an additional 2,000,000 shares, for a total of 3,000,000 shares.

The exercise price of options granted under our Amended 2011 Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding stock as of the grant date, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the terms of all other options.

After termination of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for twelve months. In all other cases, the option will generally remain exercisable for three months. However, an option generally may not be exercised later than the expiration of its term.

Stock Appreciation Rights. Stock appreciation rights may be granted under our Amended 2011 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof. Stock appreciation rights expire under the same rules that apply to stock options. No participant will be granted stock appreciation rights covering more than 1,000,000 shares during any fiscal year, except in connection with an employee’s initial hiring in which case the participant could receive stock appreciation rights covering up to an additional 2,000,000 shares, for a total of 3,000,000 shares.

Restricted Stock. Restricted stock may be granted under our Amended 2011 Plan. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, but no participant will be granted a right to purchase or acquire more than 1,000,000 shares of restricted stock during any fiscal year, except in connection with an employee’s initial hiring in which case the participant could receive awards of restricted stock covering up to an additional 2,000,000 shares, for a total of 3,000,000 shares. The administrator may impose whatever conditions to vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units. Restricted stock units may be granted under our Amended 2011 Plan. Restricted stock units are awards that will result in a payment to a participant at the end of a specified period only if vesting criteria established by the administrator are achieved or the award otherwise vests. The administrator may impose whatever conditions to vesting, restrictions and conditions to payment it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals, on the continuation of service or employment or any other basis determined by the administrator. The administrator, at any time after the grant of restricted stock units, may, in its sole discretion, reduce or waive any vesting criteria that must be met to receive a payment. Payments of earned restricted stock units may be made, in the administrator’s discretion, in cash or with shares of our common stock, or a combination thereof. The administrator determines the number of restricted stock units granted to any participant, but no participant may be granted more than 1,000,000 restricted stock units during any fiscal year, except in connection with an employee’s initial hiring in which case the participant could receive restricted stock units covering up to an additional 2,000,000 shares, for a total of 3,000,000 shares.

Performance Units and Performance Shares. Performance units and performance shares may be granted under our Amended 2011 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. During any fiscal year, no participant will receive more than 1,000,000 performance shares and no participant will receive performance units having an initial value greater than $30,000,000, except in connection with an employee’s initial hiring in which case the participant could receive performance shares covering up to an additional 2,000,000 shares, for a total of 3,000,000 shares. Performance units shall have an initial dollar value established by the administrator prior to the grant date. Performance shares shall have an initial value equal to the fair market value of our common stock on the grant date. Payment for performance units and performance shares may be made in cash or in shares of our common stock with equivalent value, or in some combination, as determined by the administrator.

Performance Goals. Awards of restricted stock, restricted stock units, performance shares, performance units and other incentives under the Amended 2011 Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) and may provide for a targeted level or levels of achievement including: stock price; revenue; profit; bookings; cash flow; customer retention; customer satisfaction; net bookings; net income; net profit; operating cash flow; operating expenses; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; pre-tax profit; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; profit margin; debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; new product introductions; delivery performance; individual objectives; and total stockholder return. The performance goals may differ from participant to participant and from award to award, may be used alone or in combination, may be used to measure our performance as a whole or the performance of one of our business units, and may be measured relative to a peer group or index.

To the extent necessary to comply with the performance-based compensation provisions of Section 162(m), with respect to any award granted subject to performance goals, within the first 25% of the performance period, but in no event more than 90 days following the commencement of any performance period (or such other time as may be required or permitted by Section 162(m)), the administrator will, in writing: (i) designate one or more participants to whom an award will be made, (ii) select the performance goals applicable to the performance period, (iii) establish the performance goals, and amounts of such awards, as applicable, which may be earned for such performance period, and (iv) specify the relationship between performance goals and the amounts of such awards, as applicable, to be earned by each participant for such performance period. Following the completion of each performance period, the administrator will certify in writing whether the applicable performance goals have been achieved for such performance period. In determining the amounts earned by a participant, the administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the administrator may deem relevant to the assessment of individual or corporate performance for the performance period. A participant will be eligible to receive payment pursuant to an award for a performance period only if the performance goals for such period are achieved.

Transferability of Awards. Unless the administrator provides otherwise, our Amended 2011 Plan does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Certain Adjustments. In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the Amended 2011 Plan, the administrator will make adjustments to one or more of the number and class of shares that may be delivered under the Amended 2011 Plan and/or the number, class and price of shares covered by each outstanding award and the numerical share limits contained in the Amended 2011 Plan.

Dissolution or Liquidation. In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and all awards, to the extent that they have not been previously exercised, will terminate immediately prior to the consummation of such proposed transaction.

Change in Control. Our Amended 2011 Plan provides that in the event of our change in control, as defined in the Amended 2011 Plan, each outstanding award will be treated as the administrator determines, including that the successor corporation or its parent or subsidiary will assume or substitute an equivalent award for each outstanding award. The administrator is not required to treat all awards similarly. If there is no assumption or substitution of outstanding awards, the awards will fully vest, all restrictions will lapse, all performance goals or other vesting requirements for performance shares and units will be deemed achieved, and the awards will become fully exercisable. The administrator will provide notice to the recipient that he or she has the right to exercise the option and stock appreciation right as to all of the shares subject to the award and the option or stock appreciation right will terminate upon the expiration of the period of time the administrator provides in the notice. In the event the service of an outside director is terminated on or following a change in control, other than pursuant to a voluntary resignation, his or her options and stock appreciation rights will fully vest and become immediately exercisable, all restrictions on restricted stock will lapse, and all performance goals or other vesting requirements for performance shares and units will be deemed achieved, and all other terms and conditions met.

Term. Our Amended 2011 Plan will automatically terminate in 2021, unless we terminate it sooner. In addition, our board of directors has the authority to amend, alter, suspend or terminate the Amended 2011 Plan provided such action does not impair the rights of any participant without the written consent of such participant.

Number of Awards Granted to Employees, Consultants and Directors

The number of awards that an employee or consultant may receive, or that a non-employee director may initially receive, under the Amended 2011 Plan is in the discretion of our compensation committee and therefore cannot be determined in advance. Annual grants are made to non-employee directors automatically, as described in this proxy statement. Our executive officers are eligible to receive awards under the Amended 2011 Plan and, accordingly, our executive officers have an interest in this proposal. The following table sets forth (a) the aggregate number of shares of common stock subject to options or other awards (if any) granted under the 2011 Equity Incentive Plan during the last fiscal year, (b) the average per share exercise price of such options or other awards (if any), and (c) the dollar value of such shares based on $29.78 per share, the fair market value on December 31, 2014.

Name of Individual or Group	Number of Shares Granted	Average Per Share Exercise Price (1)	Dollar Value of Shares Granted
Brian H. Sharples	258,000	$33.44	$3,216,240
Lynn Atchison	63,500	$33.44	$789,170
Brent Bellm	141,000	$33.44	$1,757,020
Mariano Dima	131,473	$32.12	$1,575,422
Thomas E. Hale	85,000	$33.44	$1,042,300
All executive officers, as a group	791,473	$33.22	$9,779,812
All directors who are not executive officers, as a group	76,674	$36.82	$571,716
All employees who are not executive officers, as a group	1,739,110	$37.27	$38,320,666

(1)	This does not include restricted stock units or performance share units which have a purchase price of $0.00 per award.

Federal Tax Aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and use of Awards granted under the Amended 2011 Plan. Tax consequences for any particular individual may be different.

Nonstatutory Stock Options. No taxable income is reportable when a nonstatutory stock option with an exercise price at least equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of HomeAway is subject to tax withholding by us. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares. A participant generally will not have taxable income at the time an award of restricted stock, restricted stock units, performance shares or performance units, are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date the award is granted.

Medicare Surtax. Beginning in 2013, a participant’s annual “net investment income,” as defined in section 1411 of the Internal Revenue Code, may be subject to a 3.8% federal surtax (generally referred to as the “Medicare Surtax”). Net investment income may include capital gain and/or loss arising from the disposition of shares subject to a participant’s awards under the Plan. Whether a participant’s net investment income will be subject to the Medicare Surtax will depend on the participant’s level of annual income and other factors.

Tax Effect for Us. We generally will be entitled to a tax deduction in connection with an award under the Amended 2011 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our chief executive officer and to “covered employees” within the meaning of Section 162(m). Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the Amended 2011 Plan, setting limits on the number of awards that any individual may receive and for awards other than certain stock options, establishing performance criteria that must be met before the award actually will vest or be paid. The Amended 2011 Plan has been designed to permit the Administrator to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to continue to receive a federal income tax deduction in connection with such awards.

Section 409A. Section 409A of the Internal Revenue Code, or Section 409A, places certain requirements on non-qualified deferred compensation arrangements. These include requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, subject to certain exceptions, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Awards granted under the Amended 2011 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as possible interest charges and penalties. In addition, certain states, such as California, have adopted similar provisions that impose similar penalty taxes.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECTS OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO AWARDS UNDER THE AMENDED 2011 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Purpose for Recommending Approval of the 2011 Equity Incentive Plan (as amended)

We believe that the amendment of the 2011 Equity Incentive Plan and the approval of its material terms is essential to our continued success. Our employees are our most valuable asset. Stock options and other awards such as those provided under the Amended 2011 Plan will substantially assist us in continuing to attract and retain employees and non-employee directors in the extremely competitive labor markets in which we compete. Such awards also are crucial to our ability to motivate employees to achieve our goals. We will benefit from increased stock ownership by selected executives, other employees and non-employee directors.

Vote Required

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. To be approved by our stockholders, this proposal must receive a “FOR” vote by a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

Recommendation of the Board of Directors

The Board recommends that you vote “FOR” the approval of the 2011 Equity Incentive Plan (as amended).

OTHER MATTERS

Meeting Admission. You are entitled to attend the Annual Meeting only if you were a HomeAway stockholder at the close of business on April 10, 2015 or hold a valid proxy for the Annual Meeting. If attending the meeting in person, you should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, meaning that you hold shares directly with AST (“registered holders”), the inspector of election will have your name on a list, and you will be able to gain entry with a form of government-issued photo identification, such as a driver’s license, state-issued ID card or passport. If you are not a stockholder of record but hold shares through a broker, bank, or nominee (“street name” or “beneficial” holders), in order to gain entry you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership, along with a form of government-issued photo identification. If you do not provide photo identification and comply with the other procedures outlined above for attending the Annual Meeting in person, you will not be admitted to attend the Annual Meeting in person.

Proxy Solicitation. HomeAway is paying the costs of the solicitation of proxies. We must also pay brokerage firms, banks, broker-dealers and other similar organizations representing beneficial owners of shares held in street name certain fees associated with forwarding the notice to beneficial owners, forwarding printed proxy materials by mail to beneficial owners who specifically request them, and obtaining beneficial owners’ voting instructions. We currently estimate such costs will be approximately $18,000.

In addition to soliciting proxies by mail, certain of our directors, officers and regular employees, without additional compensation, may solicit proxies personally or by telephone, facsimile or email on our behalf.

Inspector of Election. AST has been engaged as our independent inspector of election to tabulate stockholder votes for the 2015 Annual Meeting.

Stockholder List. HomeAway’s list of stockholders as of April 10, 2015 will be available for inspection for 10 days prior to the 2015 Annual Meeting. If you want to inspect the stockholder list, please call our Investor Relations department at (512) 505-1700 to schedule an appointment.

2016 Stockholder Proposals or Nominations. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in our 2016 proxy statement. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices in care of our Corporate Secretary by one of the means discussed below in the section entitled “—Communicating with Us.” Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. We must receive all submissions no later than the close of business (5:00 p.m. Central Standard Time) on December 26, 2015.

We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. Our nominating and governance committee reviews all stockholder proposals and makes recommendations to the Board for action on such proposals.

For information on recommending individuals for consideration as nominees, see the section of this Proxy Statement entitled “Corporate Governance—Director Nomination Procedures.”

In addition, under our bylaws, any stockholder intending to nominate a candidate for election to the Board at our 2016 annual meeting or intending to propose any business at our 2016 annual meeting, other than precatory (non-binding) proposals presented under Rule 14a-8, must give notice to our Corporate Secretary between February 9, 2016 and March 10, 2016. However, if the 2016 annual meeting is held more than 30 days prior to or 60 days after the anniversary of the 2015 Annual Meeting, the stockholder must submit notice of any such nomination or any such proposal by the later of the 90th day prior to the 2016 annual meeting or the tenth day following the day on which public announcement of the meeting is first made. In all cases, the notice must include information specified in our bylaws, including information concerning the nominee or proposal, as applicable, and information about the stockholder’s ownership of, and agreements related to, our stock. We will not entertain any proposals or nominations at the 2016 annual meeting that do not meet the requirements set forth in our bylaws. The bylaws are filed as an exhibit to our Registration Statement filed with the SEC on March 11, 2011. To request a copy of our bylaws, stockholders should contact our General Counsel. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination. In addition, if the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority on any such stockholder proposal or nomination for proxies that we solicit.

Financial Statements. Our financial statements for the year ended December 31, 2014 are included in our 2014 Annual Report to Stockholders, which we are providing to our stockholders at the same time as this Proxy Statement. Our Annual Report and this Proxy Statement are also posted on the Internet at https://www.proxydocs.com/AWAY. If you have not received or do not have access to the Annual Report, which includes our Form 10-K Annual Report, call our Investor Relations department at (512) 505-1700, and we will send a copy to you without charge; or send a written request to HomeAway, Inc., Attn: Investor Relations, 1011 W. Fifth Street, Suite 300, Austin, Texas 78703.

Communicating with Us. Visit our main Internet site at www.homeaway.com for information on our products and services, marketing programs, worldwide locations, customer support and job listings. Our Investor Relations site at http://investors.homeaway.com contains stock information, earnings and conference call replays, our annual report, corporate governance and historical financial information and links to our SEC filings. We do not incorporate the information contained on, or accessible through, our corporate website into this Proxy Statement.

If you would like to contact us, call our Investor Relations department at (512) 505-1700, or send correspondence to HomeAway, Inc., 1011 W. Fifth Street, Suite 300, Austin, Texas 78703. If you would like to communicate with our Board, see the procedures described in the section of this Proxy Statement entitled “Corporate Governance—Communications with the Board of Directors.”

You can contact our General Counsel by mail at Melissa Frugé, HomeAway, Inc., 1011 W. Fifth Street, Suite 300, Austin, Texas 78703 to communicate with the Board, suggest a director candidate, make a stockholder proposal, provide notice of an intention to nominate candidates or introduce business at the Annual Meeting, or revoke a prior proxy instruction.

We know of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby in accordance with their best judgment.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding HomeAway stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, Annual Report, or Proxy Statement mailed to you, please submit a request to our General Counsel at HomeAway, Inc., 1011 W. Fifth Street, Suite 300, Austin, Texas 78703 or call our Investor Relations Department at (512) 505-1700, and we will promptly send you what you have requested. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s Annual Meeting, follow the instructions included in the Notice of Internet Availability that was sent to you. You can also contact our Investor Relations department at the phone number above if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

By Order of the Board of Directors

Brian H. Sharples
Chief Executive Officer and Chairman

Austin, Texas

April 24, 2015

HOMEAWAY, INC.

2011 EQUITY INCENTIVE PLAN

(As Amended April 21, 2015)

1.	Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel to ensure the Company’s success and accomplish the Company’s goals,

•	to incentivize Employees, Directors and Consultants with long-term equity-based compensation to align their interests with the Company’s stockholders, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.

2.	Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the occurrence of any of the following events:

(i) The date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii) The date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) The date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2(f), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

(g) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(h) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means HomeAway, Inc., a Delaware corporation, or any successor thereto.

(k) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(l) “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(m) “Director” means a member of the Board.

(n) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(o) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have higher or lower exercise prices and different terms), Awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is increased or reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(r) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii) For purposes of any Awards granted on the Registration Date, the Fair Market Value will be the initial price to the public as set forth in the final prospectus included within the registration statement in Form S-1 filed with the Securities and Exchange Commission for the initial public offering of the Company’s Common Stock; or

(iv) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(s) “Fiscal Year” means the fiscal year of the Company.

(t) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(u) “Inside Director” means a Director who is an Employee.

(v) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(w) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(x) “Option” means a stock option granted pursuant to the Plan.

(y) “Outside Director” means a Director who is not an Employee.

(z) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(aa) “Participant” means the holder of an outstanding Award.

(bb) “Performance Goals” will have the meaning set forth in Section 11.

(cc) “Performance Period” means any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.

(dd) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(ee) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(ff) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(gg) “Plan” means this 2011 Equity Incentive Plan, as amended.

(hh) “Registration Date” means the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(g) of the Exchange Act, with respect to any class of the Company’s securities.

(ii) “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(jj) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(kk) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ll) “Section 16(b)” means Section 16(b) of the Exchange Act.

(mm) “Service Provider” means an Employee, Director or Consultant.

(nn) “Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

(oo) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.

(pp) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.	Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is (i) any Shares that, as of the Registration Date, have been reserved but not issued pursuant to any awards granted under the Company’s 2004 Stock Plan, as amended and 2005 Stock Plan (together, the “Existing Plans”) and are not subject to any awards granted thereunder, and (ii) any Shares subject to stock options or similar awards granted under the Existing Plans that expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the Existing Plans that are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan pursuant to clauses (i) and (ii) equal to 12,272,959 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Automatic Share Reserve Increase. The number of Shares available for issuance under the Plan will be increased on the first day of each Fiscal Year beginning with the 2012 Fiscal Year, in an amount equal to the least of (i) four percent (4.0%) of the outstanding Shares on the last day of the immediately preceding Fiscal Year or (ii) such number of Shares determined by the Board.

(c) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued (i.e., the net Shares issued) pursuant to a Stock Appreciation Right will cease to be available under the Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Sections 3(b) and 3(c).

(d) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4.	Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi) to determine the terms and conditions of any, and to institute any Exchange Program;

(vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

(ix) to modify or amend each Award (subject to Section 20 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(b) of the Plan regarding Incentive Stock Options);

(x) to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 16 of the Plan;

(xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xii) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

(xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5. Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Stock Options.

(a) Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(b) Shares Subject to Option. The Administrator will have complete discretion to determine the number of Shares subject to Options granted to any Service Provider; provided, however, no Service Provider will be granted Options covering more than 1,000,000 Shares during any Fiscal Year. Notwithstanding the limitation in the previous sentence, in connection with his or her initial service a Service Provider may be granted Options covering up to an additional 2,000,000 Shares. The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15.

(c) Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(d) Option Exercise Price and Consideration.

(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1) In the case of an Incentive Stock Option

(A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2) In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(3) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

(e) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option,

and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

7. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Notwithstanding the foregoing sentence, for Restricted Stock intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, no Participant will receive more than an aggregate of 1,000,000 Shares of Restricted Stock during any Fiscal Year. Notwithstanding the previous sentence, in connection with his or her initial service as an Employee, for Restricted Stock intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, an Employee may be granted an aggregate of up to an additional 2,000,000 Shares of Restricted Stock. The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in this Section 7 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

(i) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation under Section 162(m) of the Code, the Administrator, in its discretion, may set the restrictions based on the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock that is intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

8. Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units. Notwithstanding anything to the contrary in this subsection (a), for Restricted Stock Units intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, no Participant will receive more than an aggregate of 1,000,000 Restricted Stock Units during any Fiscal Year. Notwithstanding the limitation in the previous sentence, for Restricted Stock Units intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, in connection with his or her initial service as an Employee, an Employee may be granted an aggregate of up to an additional 2,000,000 Restricted Stock Units. The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15.

(b) Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Administrator in its discretion.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(e) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

(f) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock Units which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

9. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider; provided, however, no Service Provider will be granted Stock Appreciation Rights covering more than 1,000,000 Shares during any Fiscal Year. Notwithstanding the limitation in the previous sentence, in connection with his or her initial service a Service Provider may be granted Stock Appreciation Rights covering up to an additional 2,000,000 Shares. The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15.

(c) Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d) Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(b) relating to the maximum term and Section 6(d) relating to exercise also will apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant. Notwithstanding the foregoing, during any Fiscal Year, for Performance Units or Performance Shares intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, (i) no Participant will receive Performance Units having an initial value greater than $30,000,000, and (ii) no Participant will receive more than 1,000,000 Performance Shares. Notwithstanding the limitation in the previous sentence, for Performance Shares intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, in connection with his or her initial service as an Employee, an Employee may be granted an aggregate of up to an additional 2,000,000 Performance Shares. The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

(g) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Performance Units/Shares as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Performance Units/Shares which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

11. Performance-Based Compensation Under Code Section 162(m).

(a) General. If the Administrator, in its discretion, decides to grant an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the provisions of this Section 11 will control over any contrary provision in the Plan; provided, however, that the Administrator may in its discretion grant Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code to such Participants that are based on Performance Goals or other specific criteria or goals but that do not satisfy the requirements of this Section 11.

(b) Performance Goals. The granting and/or vesting of Awards of Restricted Stock, Stock Units, Performance Shares and Performance Units and other incentives under the Plan may be made subject to the attainment of Performance Goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement (“Performance Goals”) including: stock price, revenue, profit, bookings, cash flow, customer retention, customer satisfaction, net bookings, net income, net profit, operating cash flow, operating expenses, total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; pre-tax profit; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; profit margin, debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; new product introductions; delivery performance; individual objectives; and total stockholder return. Any criteria used may be (A) measured in absolute terms,

(B) measured in terms of growth, (C) compared to another company or companies, (D) measured against the market as a whole and/or according to applicable market indices, (E) measured against the performance of the Company as a whole or a segment of the Company and/or (F) measured on a pre-tax or post-tax basis (if applicable). Further, any Performance Goals may be used to measure the performance of the Company as a whole or a business unit or other segment of the Company, or one or more product lines or specific markets and may be measured relative to a peer group or index. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to or at the time of the issuance of an Award and which is consistently applied with respect to a Performance Goal in the relevant Performance Period. In addition, the Administrator will adjust any performance criteria, Performance Goal or other feature of an Award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock.

(c) Procedures. To the extent necessary to comply with the performance-based compensation provisions of Section 162(m) of the Code, with respect to any Award granted subject to Performance Goals and intended to qualify as “performance-based compensation” under Section 162(m) of the Code, within the first twenty-five percent (25%) of the Performance Period, but in no event more than ninety (90) days following the commencement of any Performance Period (or such other time as may be required or permitted by Section 162(m) of the Code), the Administrator will, in writing, (i) designate one or more Participants to whom an Award will be made, (ii) select the Performance Goals applicable to the Performance Period, (iii) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Goals and the amounts of such Awards, as applicable, to be earned by each Participant for such Performance Period.

(d) Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Participant and is intended to constitute qualified performance-based compensation under Section 162(m) of the Code will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m) of the Code, and the Plan will be deemed amended to the extent necessary to conform to such requirements.

(e) Determination of Amounts Earned. Following the completion of each Performance Period, the Administrator will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. A Participant will be eligible to receive payment pursuant to an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code for a Performance Period only if the Performance Goals for such period are achieved. In determining the amounts earned by a Participant pursuant to an Award intended to qualified as “performance-based compensation” under Section 162(m) of the Code, the Administrator will have the right to (a) reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period, (b) determine what actual Award, if any, will be paid in the event of a termination of employment as the result of a Participant’s death or disability or upon a Change in Control or in the event of a termination of employment following a Change in Control prior to the end of the Performance Period, and (c) determine what actual Award, if any, will be paid in the event of a termination of employment other than as the result of a Participant’s death or disability prior to a Change of Control and prior to the end of the Performance Period to the extent an actual Award would have otherwise been achieved had the Participant remained employed through the end of the Performance Period.

12. Formula Awards to Outside Directors.

(a) General. Outside Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under this Plan, including discretionary Awards not covered under this Section 12. All grants of Awards to Outside Directors pursuant to this Section will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(b) No Discretion. No person will have any discretion to select which Outside Directors will be granted Awards under this Section or to determine the number of Shares to be covered by such Awards (except as provided in Sections 12 and 15).

(c) Annual Award. Each Outside Director will be automatically granted (an “Annual Award”) on August 1 of each year, beginning in 2012, Option to purchase a number of Shares determined by dividing (A) $150,000, by (B) the value of an Option to purchase one Share with the same terms as set forth below determined using the Black-Scholes valuation model or such other valuation method as the Administrator determines in its discretion, with the number of Shares rounded up to the nearest whole Share.

(d) Terms. The terms of each Award granted pursuant to this Section will be as follows:

(i) The term of the Award will be ten (10) years.

(ii) The exercise price for Shares subject to the Award will be 100% of the Fair Market Value on the grant date.

(iii) Subject to Section 15, each Annual Award will vest and become exercisable as to one-twelfth (1/12th) of the Shares subject to the Award on the corresponding day of each month following the date of grant or, to the extent that any month does not have such date, on the last date of such month, provided that the Participant continues to serve as a Director through each such date.

(e) Adjustments. The Administrator in its discretion may change and otherwise revise the terms of Awards granted under this Section 12, including, without limitation, the number of Shares and exercise prices thereof, for Awards granted on or after the date the Administrator determines to make any such change or revision.

13. Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

14. Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

15. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits in Sections 3, 6, 7, 8, 9, and 10 of the Plan, and the number of Shares issuable pursuant to Awards to be granted under Section 12 of the Plan.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control. In the event of a merger or Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator will not be required to treat all Awards similarly in the transaction.

In the event that the successor corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all Performance Goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 15(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(d) Outside Director Awards. With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Performance Units and Performance Shares, all Performance Goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

16. Tax.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

(c) Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.

17. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

18. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

19. Term of Plan. Subject to Section 23 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years from the date adopted by the Board, unless terminated earlier under Section 20 of the Plan.

20. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

21. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

22. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

23. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

ANNUAL MEETING OF HOMEAWAY, INC.
DATE:	JUNE 4, 2015
TIME:	9:00 A.M. (Central Daylight Time)
PLACE:	900 South Capital of Texas Highway, Las Cimas IV, Fifth Floor, Austin, TX 78746

Please make your marks like this: ☒ Use dark black pencil or pen only The Board of Directors recommends a vote FOR the nominees in Proposal 1 and FOR Proposal 2, Proposal 3 and Proposal 4.

1:	Election of Class I Directors	For		Withhold	Directors Recommend i
	01 Simon Breakwell	☐		☐	For
	02 Carl G. Shepherd	☐		☐	For
	03 Simon Lehmann	☐		☐	For

2:	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2015.	For ☐	Against ☐	Abstain ☐	For

3:	To approve, on a non-binding basis, the compensation of the Company’s named executive officers.	For ☐	Against ☐	Abstain ☐	For

4:	To approve the HomeAway, Inc. 2011 Equity Incentive Plan, as amended.	For ☐	Against ☐	Abstain ☐	For

Authorized Signatures - This section must be completed for your Instructions to be executed.

Signature	Date

Signature (Joint Owners)	Date

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of HomeAway, Inc.

to be held on Thursday, June 4, 2015,

for Holders as of April 10, 2015

    This proxy is being solicited on behalf of the Board of Directors of HomeAway, Inc.

VOTE BY:

INTERNET		TELEPHONE
Go To		866-390-5258
www.proxypush.com/away
• Cast your vote online. • View Meeting Documents.	OR	• Use any touch-tone telephone.
• Have your Proxy Card/Voting Instruction Form ready.
• Follow the simple recorded instructions.
MAIL
OR • Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form to the Proxy Tabulator for HomeAway, Inc. at the address set forth below.
All votes must be received by 5:00 P.M., Central Daylight Time, on June 3, 2015.
PROXY TABULATOR FOR HomeAway, Inc. P.O. BOX 8016 CARY, NC 27512-9903

EVENT #

CLIENT #

OFFICE #

Proxy — HomeAway, Inc.

Annual Meeting of Stockholders

June 4, 2015 9 a.m. (Central Daylight Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Brian H. Sharples and Melissa Frugé (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of HomeAway, Inc, a Delaware corporation (“the Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 900 South Capital of Texas Highway, Las Cimas IV, Fifth Floor, Austin, TX 78746, on Thursday, June 4, 2015 at 9 a.m. CDT and all adjournments thereof.

The purpose of the Annual Meeting is to take action on the following:

1.	Election of Class I Directors. The nominees are: Simon Breakwell, Carl G. Shepherd and Simon Lehmann.

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2015.

3.	To vote on a non-binding basis to approve the compensation of the Company’s named executive officers.

4.	To approve the HomeAway, Inc. 2011 Equity Incentive Plan, as amended.

The Board of Directors of the Company recommends a vote “FOR” all nominees for director in Proposal 1 and “FOR” Proposal 2, Proposal 3, and Proposal 4.

The shares represented by this proxy, when this proxy is properly executed, will be voted in the manner directed herein. If no direction is made, the shares will be voted “FOR” all nominees for director in Proposal 1, and “FOR” Proposal 2, Proposal 3, and Proposal 4. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.

If you plan to attend the meeting and vote your shares in person, please mark this box.	☐